Investor Information November - December 2021 Exhibit 99.1

2 Table of contents Topic Page # Profile and Strategy 3-9 Income Statement 10-22 Business Segment Highlights 23-28 Balance Sheet 29-32 Capital, Debt & Liquidity 33-39 Technology & Continuous Improvement 40-44 Credit 45-57 Near-Term Expectations 58 Environmental, Social & Governance 59-62 LIBOR Transition 63 Bolt-on Acquisitions 64-66 Appendix & Forward Looking Statements 67-79

3 Line of business coverage Alabama – 190 Georgia – 111 Iowa – 5 Mississippi – 109 South Carolina – 21 Arkansas – 61 Illinois – 41 Kentucky – 11 Missouri – 51 Tennessee – 201 Florida – 279 Indiana – 45 Louisiana – 84 North Carolina – 7 Texas – 94 Ranked 17th in the U.S. in total deposits(1) Branch locations by state(2) Our banking franchise Birmingham, Alabama (1) Source: SNL Financial as of 6/30/2021; pro-forma for announced M&A transactions as of 10/28/2021. The green shaded states represent Regions' 15-state branch footprint. (2) Total branches as of 9/30/2021. First Sterling Ascentium Business Capital Capital Markets Commercial Banking Corporate Banking Equipment Finance Government/Institutional Institutional Services Private Wealth Real Estate Specialized Industries

Top market share plays a valuable role in the competitive landscape

GENERATING
Consistent Sustainable
Long-term Performance

Markets with top 5 market share(1)


MSAs
Non-MSA counties

- Ranked 17th in the U.S. in total deposits(1)
- 86% of deposits in 7 states: Alabama, Tennessee, Florida, Louisiana, Mississippi, Georgia, Arkansas
- Top 5 or better market share in ~70% of MSAs across 15-state footprint(1)
- ~70% of deposits in markets without a significant money center bank presence(2)
- High growth markets benefiting from population and business growth:
    - Florida
    - Georgia
    - Texas
    - Tennessee

(1) Based on MSA and non-MSA counties using FDIC deposit data as of 6/30/2021; pro-forma for announced M&A transactions as of 10/28/2021.
(2) Significant money center bank presence (JPM, BAC, C, WFC) defined as combined market share using 6/30/2021 FDIC deposit data of 20% or more.

REGIONS 4

5 4.7% 3.3% 3.0% 2.0% 1.8% 1.8% 1.2% 1.2% 0.5% Peer #1 Peer #2 Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Presence in strong growth markets Top Faster Growing MSAs Deposits Market Rank(3) Nashville, Tennessee $10.8 3 Tampa, Florida $7.2 4 Miami, Florida $5.9 11 Atlanta, Georgia $5.5 7 Orlando, Florida $3.0 5 Knoxville, Tennessee $2.9 3 Huntsville, Alabama $2.4 1 Dallas - Fort Worth, Texas $2.1 20 Indianapolis, Indiana $1.9 12 Houston, Texas $1.8 17 National average: 2.9% '21-'26 Population Growth(3) Population growth vs. peers(2) (2021-2026) 60% of top(3) MSAs are projected to grow faster than the U.S. national average (1) Source: U.S. Postal Service (for moves from January 2020 - May 2021). (2) Source: SNL. Large Regional Peers: TFC, CFG, FITB, HBAN, KEY, MTB, PNC, USB. (3) Source: SNL. Top 30 markets as defined by deposit dollars - FDIC 6/30/2021. Pro-forma for announced M&A transactions as of 10/28/21 Peer median: 1.8% 16 of top 25 markets with net migration inflows are within our footprint(1)

6 Strong recovery within footprint (1) Per VISA Business and Economic Insights - Regional U.S. Economic Outlook, August 2021 measuring projected timeframes to return to pre-pandemic employment levels. • Majority of RF footprint will likely return to pre-pandemic employment levels during 2H22 with the South experiencing the strongest consumer spending recovery compared to other regions.(1) Q32022 Q42022 2023 Projected Employment Recovery Expectations by Region(1)

7 Regions receives top honors Regions Bank Awarded Bronze Military Friendly Award Seven Years Strong: Regions Bank Again Named Gallup Exceptional Workplace Award Winner in 2021 Regions Bank Ranked Highest in Customer Satisfaction in J.D. Power 2021 U.S. Online Banking Satisfaction Study Among Regional Banks for the second year in a row Regions Bank named Best Places to work for LGBTQ Equality by Human Rights Campaign Foundation In 2021, Regions was also one of only five recipients to earn Gallup's Don Clifton Strengths- Based Culture Award, which recognizes organizations with workplace cultures that put the strengths of all associates at the core of how they collaborate, make decisions and work every day.

8 Third quarter 2021 overview (1) Non-GAAP, see appendix for reconciliation. Adjusted Pre-Tax Pre- Provision Income(1) Diluted Earnings Per Share Adjusted Total Revenue(1) Adjusted Non- Interest Expense(1) Net Income Available to Common Shareholders $693M $0.65 $1,611M $918M $624M • Adjusted pre-tax pre-provision income(1) increased 4% QoQ • Adjusted efficiency ratio(1) improved 30 bps QoQ to 56.6% • Generated YTD positive operating leverage • Net charge-offs ratio improved 9 bps QoQ to 0.14%, lowest level on record post the Company's 2006 MOE

Strong foundation-positioned for growth

Committed to continuous expansion of platforms and capabilities

GENERATING Consistent Sustainable Long-term Performance

Innovating through digital investments and enhancing our customer experiences to generate shareholder return

Digital investments generate return

Online and mobile banking enhancements

Omnichannel delivery-providing advice, guidance and personalized solutions through excellent customer service and technology

Digitized sales within consumer bank-YTD digital sales up 38%

Expanding E-signature capabilities

Leveraging AI in contact centers; virtual banker will handle over 1M customer calls this year

Contact centers ~100% remote; reducing corporate retail space

Growing highly efficient business segments

Increased Mortgage Loan Originator (MLO) headcount by ~150(1)

Added ~80 client facing associates in growth markets across Wealth Mgt. and Corporate Bank(1)

Consolidated ~470 branches while opening ~75 De Novos(2)

YTD net new consumer account growth has exceeded the preceding 3 years combined

~6% YTD small bus. acct. growth; outpacing 2020's record growth

Expanding capabilities with bolt-on acquisitions:

Sabal Capital Partners (pending)

EnerBank (home improvement point-of-sale)

Ascentium Capital

Strong & recovering markets

~60% of our top MSAs projected to grow faster than national average(3)

16 of top 25 markets with net migration inflows are within footprint(4)

~65% of top 25 MSAs with fastest YoY growth in apartment rents and >50% of top 25 MSAs with highest YoY hotel occupancy growth are within footprint(5)

Southeast region expected to recover the fastest to pre-pandemic employment levels(6)

(1) Since 2017. (2) From 1/1/2014 to 9/30/2021. (3) Source: S&P Global Market Intelligence. (4) Source: U.S. Postal Service. (5) Source: CoStar as of June 2021 for hotel occupancy and 2Q21 vs. 2Q20 growth for apartment rents. (6) Per VISA Business and Economic Insights - Regional U.S. Economic Outlook, August 2021.

REGIONS 9

Stable NII & margin

GENERATING Consistent Sustainable Long-term Performance

NII and NIM[1]

($ in millions)


$1,000
$975
$976
3.41%
3.31%
3.30%
3.13%
2.81%
2.76%
3Q20
2Q21
3Q21
NII(1)
NIM
NIM excl. PPP/Cash(2)

- In 3Q, deposit and cash balances remained elevated.
- PPP and cash account for -54 bps NIM and +$34M NII within the quarter (-4 bps / -$12M QoQ)
  - PPP loans account for +5 bps NIM and +$31M NII within the quarter (0 bps / -$12M QoQ)
  - Excess cash accounts for -59 bps NIM and +$3M NII (-4 bps / $0M QoQ)
- Total of ~$15.5B active balance sheet management (details on next slide) since pandemic began, balancing risk and return including a net reduction of debt balances of -$0.4B in 3Q21
  - -10 bps cumulative impact to adjusted NIM[2] from $5B post-pandemic securities additions

(1) Net interest income (NII) and net interest margin (NIM) are reflected on a fully taxable-equivalent basis. (2) Non-GAAP; see appendix for reconciliation.

REGIONS 10

NII & margin - core drivers

GENERATING Consistent Sustainable Long-term Performance

Core(1) NII Attribution



Offset ongoing impacts of reinvestment through balance sheet management strategies
$929
$942

	2Q21 excl. PPP/cash	Market rates(2)	Loan hedges	Cash mgmt.	Deposit pricing	Loan bals/mix	Credit recovery	Days/ Other	3Q21 excl. PPP/cash
NII		-$7M	+$4M	+$3M	+$2M	+$2M	+$6M	+$3M	
NIM		-2bps	+1bps	-1bps	+1bps	-1bps	+2bps	-1bps	

Drivers of Core(1) NII and NIM

- Rate environment impacts offset through active balance sheet management
    - Hedging benefit of $108M NII in 3Q(3)
    - Lower deposit pricing; 3Q deposit cost = 4bps / interest-bearing deposit cost = 8bps
    - Pandemic cash management includes ~$5B securities adds and ~$10.5B long-term debt calls/ maturities (incl. $1B holding company debt call offset by $0.6B issuance in 3Q21)
- Outsized credit interest recovery
- Adjusted loan growth(4) in 3Q21 of +~$660M average and +~$830M ending

Expectations for 4Q21 and Beyond

- Longer-term NII growth from organic and strategic asset growth; positioned to benefit from rising market rates
    - Mid-3Q21, $5B receive-fixed swaps repositioned, shorten maturities from 2026 to late 2022, which locks in gains. Allow for more NII expansion when rates are projected to rise and incorporates the impact of EnerBank's fixed-rate loan portfolio.
    - Cumulative hedge program value is ~$1.6B (realized and unrealized); ~75% has been realized or is locked-in from swap repositioning/terminations reflecting the dynamic management of hedging strategy.
- Linked-quarter NII expected to grow 5-6% in 4Q21
    - Core(1) NII expected to be stable linked-quarter after adjusting for outsized credit interest recovery in 3Q21
    - Uncertain timing of PPP forgiveness to benefit NII/NIM - currently assume higher PPP NII in 4Q21
    - EnerBank acquisition to add approximately 5% to NII in 4Q21
- Excluding PPP/cash, adjusted NIM(1) expected to increase to ~3.40%, mostly from EnerBank

(1) Core NII and adj. NIM excludes PPP and excess cash over $750M. Core NII and adjusted NIM are non-GAAP; see appendix for reconciliations. (2) Market rate impacts include contractual loan, cash, and borrowings repricing and fixed asset turnover at lower market rates. (3) Hedges mostly remain active; ~$1.6B total return, $574M NII accrual since beginning of 2020, $1.1B unrealized pre-tax gain, to be amortized into NII over the remaining life of hedges. (4) Non-GAAP, see appendix for reconciliation.

REGIONS 11

Future NII drivers

GENERATING Consistent Sustainable Long-term Performance

NII is positioned to benefit from higher rates, as well as natural loan growth and strategic opportunities. Hedge proceeds (~$1.6B total return) and the capital generated has been invested into strategically important businesses, such as Ascentium and EnerBank.

NII Drivers - Current Support

Hedge Income

Balance sheet hedges protected NII in declining rates and will continue support NII if rates lower for longer

PPP

PPP supported earnings through the Pandemic but will provide a headwind after 2021

NII Drivers - Future Growth

EnerBank

The impact of the EnerBank acquisition will be reflected in Q4 2021, with additional growth opportunities within this portfolio.

Organic Growth

Regions is well positioned to grow loans as the economic recovery continues.

Forward Rates

Regions' asset sensitive position will benefit meaningfully with the potential for higher rates and a steeper yield curve.

NII Drivers - Additional Opportunity

While not included in the outlook, opportunities exist if surge deposits are retained with lower betas (assume 75% beta), or if excess cash is able to be deployed into loans/securities.

Relative Impact of Future NII Drivers(1)



Expected NII growth of 4 - 6% CAGR
2021
2022
2023
2024

(1) Based on most current market forward rate projections as of 10/18/2021: *2021:* Avg 1m LIBOR 10bps, Avg 10yr UST 1.46%; *2022:* Avg 1m LIBOR 31bps, Avg 10yr UST 1.78%; *2023:* Avg 1m LIBOR 97bps, Avg 10yr UST 2.00%; *2024:* Avg 1m LIBOR 1.37%, Avg 10yr UST 2.17%

REGIONS 12

Balance sheet profile

(as of September 30, 2021)

GENERATING Consistent Sustainable Long-term Performance

- Naturally ***asset sensitive*** balance sheet, supported by a large, stable deposit base and low reliance on wholesale borrowings
- NII sensitivity to short-term rates has been largely protected though balance sheet hedging and the ability to reprice deposits in a falling/low rate environment
- Retain the ability to benefit from higher short-term rates
  - Expect legacy deposit account betas to be low, similar to those seen historically
  - Regions' rising rate deposit betas have outperformed the industry (e.g. RF 29%, Peer Median 35% 3Q15-2Q19)
  - Pandemic-related deposit growth represents an opportunity under rising rates if some amount is stable, behaving similarly to legacy accounts
- Ability to benefit further from rising short-term rates increases in 2023 and beyond as hedging program matures

Portfolio compositions



Assets(1)
Other 11%
Cash 17%
$156B
Loans 53%
Securities 19%
Liabilities
Borrowin... 2%
Other 2%
$138B
Deposits 96%
Deposits
Time 3%
NIB 43%
$132B
IB 54%
Loans(2)(3)
Fixed 73%
$83B
PPP 2%
Floating 25%
Wholesale Borrowings(2)
Fixed 43%
$2B
Floating 57%

Fixed Loans / Total Loans (2Q21)(4)(6)



100%
0%
Peer Median (incl. hedges): 57%
Peer 1
RF
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13
% Fixed Loans
% Hedges

Avg. NIB Deposits / Total Deposits (3Q21)(5)(6)



50%
25%
0%
Peer Median: 35%
Peer 13
Peer 2
Peer 5
Peer 4
RF
Peer 9
Peer 12
Peer 11
Peer 8
Peer 3
Peer 7
Peer 6
Peer 1
Peer 10

(1) Securities includes AFS, the unrealized AFS gain, and HTM securities; cash represents interest-bearing deposits held with the Federal Reserve. (2) Including spot starting balance sheet hedges as of 9/30/21 - receive fixed loan swaps, receive fixed debt swaps, and interest rate floors. Excluding hedges, fixed rate loan mix is 51%. (3) ARM mortgage loans are included as floating rate loans. (4) Source: loan data from call report; hedge data from SEC reporting; 2Q last available. (5) Source: SNL Financial, SEC Reporting. (6) Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

REGIONS 13

Balance sheet management

Cash management update

- Recent liquidity inflows represent an ***NII opportunity***, with cash deployment dependent on:
  - stability and rate-sensitivity of deposit inflows
  - return levels on potential asset purchases
  - demand for loan growth
- Regions will take a ***conservative approach*** to cash deployment over time in consideration of risk/return profiles versus cash.
- Deposit levels will likely continue to be supported by an accommodative Fed, but even if/when that reverses, deposit segment analysis indicates significant volume can be used to support investment and loan growth (see call out box)
- ***Added $5B of securities since 3Q20*** to support near-term earnings stability
  - Mix of MBS, corporate bonds, and Treasury notes
  - Purchases limit spread risk/duration and prepayment sensitivity
  - $1.25B 2026 maturity swaps unwound to offset added asset duration
  - Funding acquired with Enerbank will be advantageously replaced with organic funding as they mature

GENERATING Consistent Sustainable Long-term Performance

~$35B Ending Deposit Growth (Dec 2019 to Sep 2021)

- Deposit growth broadly distributed across products, businesses, and industries
- 67% of growth in NIB checking balances
- Mix of growth by business: Consumer/Small Bus. 51%, Corporate 44%, Wealth 5%
- Of total pandemic growth, approx. 30% arose within new Consumer/Small Bus. and Wealth relationships and product types which have been historically stable through rate cycles.[1]

Ending Securities / Total Earning Assets (3Q21)[2]



Peer Median: 24%
20%
0%
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
RF
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13

REGIONS 14

(1) Includes Regular and Life Green Savings products that have shown predicable patterns through pre-pandemic cycles; understanding subject to change as the environment evolves. (2) Source: SNL Financial, SEC Reporting.

Earnings stability and hedging

GENERATING Consistent Sustainable Long-term Performance

NIM Performance vs Peers



3.5
3
2.5
RF: 3.25%, 3.36%, 3.46%, 3.47%, 3.51%, 3.44%, 3.44%, 3.13%, 3.02%, 2.76%
RF Normalized (1): 3.41%, 3.40%, 3.30%
Peer Median (2): 3.11%, 3.24%, 3.34%, 3.34%, 3.35%, 3.27%, 3.16%, 2.84%, 2.76%, 2.68%
RF
RF Normalized (1)
Peer Median (2)
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
4Q 20
1Q 21
2Q 21
3Q 21

Cash-flow Hedge Contribution to NII - 2Q21(3)(4)



11.3%
10.8%
8.3%
7.1%
6.0%
5.2%
4.7%
4.6%
3.3%
2.9%
2.7%
0.9%
0.4%
2.1
3.1
2.8
0.8
2.8
1.9
2.0
2.5
1.7
2.7
WAL remaining on CF Hedges(5)
RF 3Q
RF
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11

- Goal of the hedging program is to support consistent, sustainable long-term performance; *hedging income and generated capital supports strategic investments in the business*
- Program has worked as intended:
  - Added \$574M to NII since the beginning of 2020
  - Added \$108M to NII in 3Q21 (~11% of NII; 0.30% NIM)
  - Pre-tax unrealized gain on hedges = ~\$1.1B at 9/30
- Expect ~\$110M quarterly contribution to NII until short-term rates (LIBOR) increase or hedges begin to mature in 2023

Cash-flow Hedge Program Details 09/30/21(3)

Cash-Flow Hedge	Notional	Fixed Rate/ Strike(6)	Inclusive of deferred G/L(7)
Swaps	\$17.0B	0.76%	
Floors	\$3.5B	2.17%	
Total	\$20.5B	1.00%	2.00%

(1) Normalized NIM excludes pandemic liquidity - PPP and excess cash (over \$750M). (2) Source: SEC reporting; peers include BBT, CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, STI, USB, ZION, TFC. (3) Includes all active swaps/floors entered into prior to 9/30/2021. (4) Source: SEC reporting; peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, ZION. (5) Peers 6, 8, & 11 did not disclose weighted average lives of cash flow hedge. (6) Weighted average strike price for program floors excludes premiums paid. Swap and floor floating legs a blend of 1m/3m LIBOR, primarily 1m LIBOR. (7) Avg. receive fixed rate including amortization of deferred gains (losses) from terminated cash flow hedges; excludes floor premium remaining on active hedges.

REGIONS 15

Hedging strategy update

GENERATING **Consistent Sustainable Long-term Performance**

Avg. Hedge Notional Maturity Profile



Active Hedge Notional
1mo. LIBOR
3Q21 Adjustments
1H21 Adjustments

	2021	2022	2023	2024	2025	2026
Hedge Notional (1,2,3)	$20.5B	$20.5B	$9.2B	$6.3B	$2.0B	$0.0B
1mo. LIBOR (4)	0.10%	0.19%	0.68%	1.17%	1.49%	1.69%

Long-term NII Sensitivity Profile to Rates



Cumulative NII growth (2021-2024)
Current Hedges
Unwind Hedges(6)
Forwards +50bps
Forward Rates(5)
Flat rates
+2.5% to 3.0%
~1.5%
-0.5% to -1%
+3.0% to 3.5%
~1.5%
-1.0% to -1.5%

- scenarios assume **no loan growth** in any scenario and no benefit from surge deposits under rising rates
- includes cumulative benefits from asset reinvestment at higher rates

- Gains on terminated hedges deferred and amortized over the life of the initial contract, locking in the benefit to NII in future periods; total return of ~$1.6B, including a ~$1.1B unrealized gain and +$574mm of realized NII since beginning of 2020 (~75% of total return realized or locked-in via swap repositioning/terminations)
- Recent repositioning and resulting maturity profile well positioned for rising short-term rates in 2023 and beyond, including the addition of EnerBank, which is mostly comprised of fixed rate loans
  - In mid-3Q21, $5B of receive-fixed swaps with avg maturity Jan 2026 were terminated and replaced by a similar amount with avg maturity Dec 2022
- Resulting NII profile able to:
  - ***benefit*** from steepening yield curve, eventual rising short-term rates, and other potential tailwinds (e.g. loan growth/credit)
  - ***limit downside*** and ensure NII stability in an environment where the Fed maintains its zero rate policy and loan growth does not manifest

(1) Includes all active swaps/floors entered into prior to 9/30/2021. (2) Includes YTD 2021 total hedge repositioning of $11.3B, reducing average annual notional by -$10.3B in 2023 and -$9.0B in 2024. (3) Includes $1.25B of swap unwinds to offset securities additions in 2Q21. (4) 9/30/2021 market implied forwards, annual average. (5) Based on most current market forward rate projections as of 10/18/2021. (6) "Unwind hedges" scenario includes the unwind of all cash-flow hedges today; current gain is deferred and amortized over the life of the contracts, locking in the NII benefit and adding interest rate exposure.

REGIONS 16

Interest rate exposure of future business and long-term rates

GENERATING Consistent Sustainable Long-term Performance

- In addition to growing NII exposure to short-term rates over time, NII benefits from a steepening yield curve through future fixed-rate asset production and cash-flow reinvestment; full-year 2022 estimate:
  - ~$12B fixed-rate loan production (excl. EnerBank)
  - ~$5B fixed-rate securities reinvestment
- Normal fixed rate asset production expected to be modestly dilutive when compared to going-off yields in 4Q21, with a more stable profile thereafter
- Regions' exposure is more closely tied to the middle of the yield curve and Mortgage rates; ~70% of production at the 5-year tenor point or shorter

~$17B Annual Fixed Asset Production(1)



10%
30%
29%
31%
Fixed Loans - Stable Yield(2) (Little yield movement)
Fixed Loans - Responsive Yield (Priced off middle tenors(3))
Resi. Mtg. Loans (Primary Mtg.)
Securities (Secondary Mtg.)

- Within the securities portfolio, reinvestment and premium amortization contribute to Regions' NII exposure to interest rates
- Portfolio constructed to protect against lower market rates
  - ~32% of securities portfolio in bullet-like collateral (CMBS, corporate bonds, and USTs)
  - Purchase MBS with loan characteristics that offer prepayment protection: lower loan balances, seasoning, and state-specific geographic concentrations
- Continue to reinvest monthly paydowns; remain patient on further cash deployment into the securities portfolio at current market valuations
- MBS-related book premium $597M as of 9/30/2021; higher market interest rates and prepayment protection should reduce amortization volatility

Securities portfolio composition(4)



Corporate Bonds 4.9%
Agency/UST 2.9%
Non-Agency CMBS 1.9%
Agency CMBS 23.2%
$29.9B
Agency MBS 67.1%

(1) Excludes expected production associated with the acquisition of EnerBank; assumes reinvestment of securities to hold balance flat. (2) Stable yield production mainly from Ascentium and SOFI based on relative yield stability through the cycle (3) Fixed rate loans priced at a spread over the yield curve tenor tied to the instruments maturity (4) Includes AFS, the unrealized AFS gain, and HTM securities as of 9/30/2021.

REGIONS 17

Non-interest income

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	3Q21	Change vs 2Q21	Change vs 3Q20
Service charges on deposit accounts	$162	(0.6)%	6.6%
Card and ATM fees	129	0.8%	12.2%
Capital markets income (excluding CVA/DVA)	86	32.3%	53.6%
Capital Markets - CVA/DVA	1	(125.0)%	(80.0)%
Wealth management income	95	(1.0)%	11.8%
Mortgage income	50	(5.7)%	(53.7)%
Bank-owned life insurance	18	(45.5)%	5.9%
Market value adjustments (on employee benefit assets - other)	5	(37.5)%	(64.3)%
Other	103	33.8%	74.6%
Total non-interest income	$649	4.8%	(0.9)%
Adjusted non-interest income[(1)]	$646	7.7%	6.3%

(1) Non-GAAP; see appendix for reconciliation.
NM - Not Meaningful

QoQ highlights & outlook

- Changes in customer behavior and additional customer benefits likely keep service charges 10-15% below 2019 levels.
- Capital markets increase driven by record loan syndication revenue and strong M&A advisory fees.
  - Expect capital markets to generate revenue in $60-$70M range in 4Q, excluding the impact of CVA/DVA.
- Mortgage income impacted primarily by mortgage servicing rights valuation adjustments.
- BOLI impacted by a single outsized 2Q claim.
- Other impacted by $10M increased value in certain equity investments and $10M increased gains associated with the sale of certain small dollar equipment loans and leases.
- Excluding the 4Q benefit from EnerBank, expect 2021 adjusted total revenue to be up modestly from 2020, but will depend on timing and amount of PPP forgiveness.

REGIONS 18

19 Consumer 50% Wealth Management 16% Corporate 34% 3Q21 fee revenue by segment(1) Diversified non-interest income ($ in millions) • Consumer fee income categories include service charges on deposit accounts, card and ATM fees, and mortgage income generated through origination and servicing of residential mortgages. Consumer Wealth Management • Wealth Management offers individuals, businesses, governmental institutions and non-profit entities a wide range of solutions to help protect, grow and transfer wealth. • Fee offerings include trust and investment management, asset management, retirement and savings solutions and estate planning. Corporate • Corporate fee income categories include treasury management and capital markets activities. • Capital markets activities include capital raising, advisory and M&A services and mitigating risk with rate, commodity and foreign exchange products. • Treasury management activities focus on delivering traditional cash management services, commercial card, and global trade products to clients. $649M (1) Pie %'s exclude the non-interest income from the Other Segment totaling $38 million.

20 Closed mortgages expected to have reached $900MM in 3Q 2021 across the US(1) Purchase and refinance volume expected to remain strong in 2021 driven by continued low rates, but declining from 2020 industry high production(1) Investments in people, process and technology beginning in 2018 Enhancing MLO execution to drive customer experience and improve cycle time Continuing to focus on growing Servicing through acquiring new MSRs 753 Avg. FICO 56% current LTV Exceeds market in percentage of purchase production volume at 60% in 3Q vs 45% for the industry(1) Leverage operating advantage to grow mortgage share and relationships Investing For Growth Prime Portfolio Delivery Efficiency Mortgage Servicing Market Strength 20% lower origination and fulfillment cost than industry average(2) Omnichannel capabilities and partnership with retail bank create competitive advantage Servicing expense lower than peer average(2) $55B servicing portfolio(3) with capacity to grow to $85B (1) Mortgage Bankers Association – Oct 2021 Forecasted. (2) MBA Stratmor (Fall 2021). (3) Includes residential owned portfolio and serviced for others.

21 (1) Non-GAAP; see appendix for reconciliation. (2) 2020 adjusted non-interest expenses include ~$60M of expense associated with the Ascentium acquisition that closed 4/1/2020. $3,387 $3,419 $3,434 $3,443 $3,541 2016 2017 2018 2019 2020 Non-interest expense QoQ highlights & outlookAdjusted non-interest expense(1) ($ in millions) $889 $895 $918 55.3% 56.9% 56.6% Adjusted non-interest expense Adjusted efficiency ratio 3Q20 2Q21 3Q21 ~1% CAGR (1) (1) • Adjusted non-interest expenses increased 3% driven primarily by higher salary and benefits and professional and legal fees, offset by a decline in marketing expenses. ◦ Salaries and benefits increased 4% due to higher variable-based compensation associated with elevated fee income as well as 1 additional work day. ◦ Associate headcount increased 149 positions (majority within revenue producing businesses). ◦ Exceptionally strong performance is also contributing to higher incentive compensation. ◦ YTD associate headcount is down 2% and base salaries are down 1% • 3Q expenses include $8M from pension settlement charges. • Excluding $35M core run rate expenses from EnerBank, expect 2021 adjusted non-interest expenses to be up modestly from 2020. • We remain committed to generating adjusted positive operating leverage over time. (2)

22 2.54% 2.49% 2.38% 2.14% 2.13% 2.12% 2.06% 2.06% 1.98% 1.98% 1.87% 1.78% 1.76% 1.69% RF Peer 1 Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10 Peer 11 Peer 12 Peer 13 Industry leading PPI(1) profile (1) Non-GAAP; see Appendix for reconciliation. (2) Source: SNL Financial. Risk-weighted Assets (RWA) used in the analysis represents the simple average of 3Q21 and 2Q21 disclosed amounts. Estimates used for three peers. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. Adjusted PPI(1) to RWA(2) • Regions' 3Q adjusted pre-tax pre-provision income (PPI)(1) increased 4% QoQ. • NII is supported by a significant hedging program; hedges contributed $108M in 3Q and are expected to contribute ~$110M quarterly until short-term rates (LIBOR) increase or hedges begin to mature in 2023. • 3Q adjusted non-interest income(1) increased 6% YoY driven by improved capital markets income, service charges, card & ATM fees, and wealth management income. • Proven track record of prudent expense management; 3Q adjusted efficiency ratio of 56.6%(1).

23 56% 39% 5% 63% 35% 2% 32% 60% 8% $676M $83B $132B 3Q21 Pre-tax pre- provision income(1) 3Q21 Average deposits 3Q21 Average loans (1) Pie %'s exclude the pre-tax pre-provision income from the Other Segment totaling $3 million. Business segments Consumer Corporate Wealth Management

Consumer Banking Group

GENERATING Consistent Sustainable Long-term Performance

Strategic investments and prudent cost management drive growth, customer satisfaction, and effectiveness

Creating Efficiencies and Growth through an Optimized Branch Network

- **Maximizing customer value** and meeting consumer demand through an optimized distribution network
- **Industry outperformance** in checking growth and primacy vs. peers
- **Re-shaped network** by consolidating ~30% of branches since 2014 (>470 branches)[1]
- **Continue to optimize core market networks** with De Novo branches, relocations and consolidations
- **De Novo branches** driving substantial net checking performance in growth markets, well outpacing peers

Strategic & Disciplined Investments

EnerBankUSA

+150 MLOs (2017-2021)

Omnichannel Experience



ROSIE:
Regions
Optimal
Solutions
Intelligence
Engine

Leveraging Digital Advantage

- **Extending digital capabilities** to improve banker account origination & advice
- **Leveraging technology** to improve credit turn times and origination speeds
- **Synergistic lending and servicing capabilities** with EnerBank acquisition
- **Continued digital migration** with over 2.3M active mobile users, up 13% YoY

Fueling Continued Growth and Results

- **Eight consecutive years** of core consumer checking household growth (+7% from 2014 - YTD2021) with accelerated YTD trends
- **Consumer deposit growth** of +50% (2014 - YTD 2021)[2]
- **Continued top-decile** customer satisfaction and loyalty scores
- **Investment in MLOs** helped drive record mortgage production and market share growth in 2020[3] with continued momentum in 2021

REGIONS 24

(1) Branch Count as of 1-1-2014. (2) Consumer Bank - LOB Average Deposits. (3) Informa - 2020 through Dec.

Making banking easier

Providing transparency, simplicity and speed into how accounts work

GENERATING Consistent Sustainable Long-term Performance

Improved Visibility and Transparency

Expanded Alert Capabilities
- Balance alerts based on available balance
- Transaction alerts providing information in near real-time
- Automated email alerts for notification of overdraft as well as overdraft protection transfers
- Over 200,000 subscribers to the new alerts added as of September 30, 2021

Enhanced Views in Digital Channels
- Projected Available Balance that shows how much is expected to be available after nightly posting
- Clearer descriptions for pending transactions
- Addition of hold expiration dates
- New and refreshed hover box definitions for balances

Intraday visibility of checks cleared
- Applies to personal Regions accounts

Enhanced Product Features

Simplified Transaction Posting Order
- Credits will continue to post first, consistent with prior practices
- Debits posted after credits, generally in the time order received

Limiting Fees
- Lowered daily overdraft/non-sufficient fund fee caps for personal accounts
- Added daily overdraft/non-sufficient fund fee caps for small businesses accounts
- Reduced overdraft protection transfer fees

Customer Education Tools
- Video series titled "Just a Minute" explaining how and when transactions are processed and tools to help manage finances
- Developed central hub on public facing Regions.com website providing information around changes
- Robust proactive customer and associate communication and training across channels around changes and enhancements

New Product - Regions Now Checking

New Checking Account Product -
- Product developed to standards and certified by Bank On
- No Overdraft, Non-sufficient Funds or Overdraft protection transfer fees
- Low monthly fee
- Regions Visa CheckCard with CashBack rewards
- Online & Mobile Banking with online bill pay
- Unlimited check writing capability
- Free LifeGreen Savings Account with savings bonus
- Product launched on September 30, 2021

REGIONS 25

26 Corporate Banking Group Our associates delivered results $445 $564 Sep20 YTD Sep21 YTD • Capital Markets income driven by M&A, Real Estate Placement, Debt & Equity Underwriting and Loan Syndications as customers acted on the interest rate environment and the favorable debt and equity markets • Commercial Credit fees driven by Unused Commitment fees due to the decline in line utilization and fees on Letters of Credit due to higher volumes and new client acquisition • Card & ATM fees driven by pick up in transaction activity in 2Q21 & 3Q21 2021: Delivering proactive solutions to our clients $3.6 $1.5 12/31/20 09/30/21 • Originated 32k loans totaling $1.6B for PPP2 in 1Q21 and 2Q21 • YTD forgiveness activity in 2021: ◦ PPP1 $3.2B ◦ PPP2 $0.5B Non-Interest Income PPP Loan Balances ($ in millions) ($ in billions) Card & ATM fees Capital Markets - CVA / DVA Service Charges on Deposit Accounts OtherCapital Markets Income Commercial Credit Fees PPP1 PPP2

Wealth Management

GENERATING **Consistent Sustainable Long-term Performance**

Focus on execution while capitalizing on our investments in industry-leading technology to optimize the client and associate experience.

Customer Experience and Communication

- Maintained strong momentum in growth markets and protected business through continued engagement and communication with clients, in a hybrid model.
- Published five whitepapers to help clients stay informed, ranging from ESG, Non Fungible Tokens, Supply Chain Impacts, Value Stock and Inflation
- Continue weekly market update calls every Friday with Asset Management
- Regions Wealth Podcast downloads are up to more than 12,000 - Most listened to episodes center on fraud, business succession planning, investing and the impacts of Covid and finances
- Launched the summer 2021 issue of Insights Magazine
- Fraud Awareness client outreach campaign, to provide education and awareness

Strategic Technology Investments

- Implemented enhancements to Bridge, the Salesforce FSC CRM solution for RegIS, resulting in improved lead management
- Planned launch of robo-advice solution, InvestPath, targeted for early 2022
- Numerous process improvement and system access solutions for Wealth Assistants to process client transactions without branch participation
- RWP enhancements to improve retention and deliver future recurring non-interest income
- Continued enhancements to our public website tailored to the wealth client
- Focused research on automation efforts to increase efficiency and reduce risk

Data Analytics & Governance

- Continued focus on Data Governance function within Wealth Management
- Reduced client attrition and able to provide targeted insights associated with client credit needs in Private Wealth due to Wealth Client IQ
- Enhanced Guided Discovery to effectively discover investment and retirement objectives that should be referred to a Financial Advisor for needs-based conversation
- Continued enhancements of existing business intelligence dashboards to aid in client management and identification of trends
- Team restructuring and new associate additions to enhance Wealth Data and Analytics capabilities

Financials and KPIs

- WM Non-Interest Income grew 11% YoY
- Deposit growth of 14% YoY
- Total Client Assets grew 16% YoY

Note: Amounts presented represent third quarter 2021 performance.

REGIONS 27

Continuing our momentum

GENERATING Consistent Sustainable Long-term Performance

Corporate Banking Group:

- Deepen industry and solution expertise verticals to grow relationships and drive differentiation
  - Pending acquisition of Sabal Capital Partners announced October 4, 2021; market leader in origination of small-balance agency loans
- Establish an outbound business development unit to acquire new clients
- Invest in digital capabilities to simplify the way clients do business
- Expand analytics and insights to deepen relationships and drive rigorous client selectivity
- Build lead-to-funnel programs to accelerate strategic conversations with prospects and clients
- Invest in Treasury Management products to meet rapidly changing competitive landscape
- Optimize processes and technology to make credit delivery more efficient

Consumer Bank:

- Strong acceleration in checking growth based on our proactive outreach, exceptional service and client experience as well as strong improvement in our retention rates
- EnerBank acquisition will add capabilities that are synergistic with current mortgage lending, mortgage servicing and home equity offerings
- Investments in omni-channel capabilities to drive improvement in customer acquisition, experience, and satisfaction
- Prior expansion in key growth markets contributes outsized household growth rates while continued reshaping of network creates efficiencies through consolidation opportunities

Wealth Management:

- Maintained strong momentum in growth markets and making investments to protect the core by delivering new products to enhance our digital product offering, improve client experience by enhancing current platforms and improvements to client onboarding
- Significantly increased our client contact levels, leveraged technology to enhance experience, increased client communications and mediums on relevant topics, market updates, and client assistance with utilizing digital communication tools

Local bankers in great markets complimented with incredible technology and industry specialization delivering guidance and advice

REGIONS | 28

Loan growth momentum

GENERATING Consistent Sustainable Long-term Performance

Adjusted loans and leases[1]

(Average, $ in billions)



$82.3
27.3
55.0
3Q20
$79.2
26.9
52.3
2Q21
$79.8
27.1
52.7
3Q21

(Ending, $ in billions)



$81.4
27.5
53.9
3Q20
$79.6
27.1
52.6
2Q21
$80.5
27.3
53.2
3Q21
Adj. consumer loans(1)
Adj. business loans(1)

QoQ highlights & outlook

- Adjusted average and ending loans increased ~1% QoQ; positioning us well for continued momentum for loan growth in 4Q and beyond.
- Commercial pipelines have surpassed pre-pandemic levels, production remains strong, and line of credit commitments increased $2B YTD
- Average PPP loans decreased 45% QoQ to $2.1B, while ending PPP loans decreased 48% to $1.5B; includes $1.4B forgiveness in 3Q.
- Through 3Q, ~76% of total PPP loans have been forgiven; expect 80-85% to be forgiven by year end.
- Consumer loans reflected another strong quarter of mortgage portfolio production accompanied by modest growth in credit card.
  - Continue to be impacted by run-off portfolios; expect run-off portfolios to have an average impact of ~$1.2B in FY21 and ~$700M in FY22.
- Excluding 4Q benefit from EnerBank acquisition, expect 2021 adjusted average loans to be down low single digits compared to 2020; adjusted ending loans are expected to grow low single digits.

(1) Non-GAAP, see appendix for reconciliation.

REGIONS 29

30 $41.9 $5.4 $0.3 $5.6 $1.7 Commercial and Industrial CRE Mortgage - OO CRE Construction - OO IRE - Mortgage IRE - Construction 3Q21 Average loan composition $17.2 $0.6 $2.1 $6.5 $1.1 $1.0 Mortgage Indirect-Vehicles Indirect-Other Home Equity Credit Card Other Average consumer loans $28.5B Average business loans $54.9B ($ in billions)($ in billions)

31 ($ in millions) 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 Round 1-average $ 3,213 $ 4,558 $ 4,143 $ 3,171 $ 2,401 $ 814 Round 2-average — — — 627 1,500 1,324 Total-average $ 3,213 $ 4,558 $ 4,143 $ 3,798 $ 3,901 $ 2,138 NII(1) $ 18 $ 31 $ 54 $ 40 $ 43 $ 31 Round 1-ending $ 4,498 $ 4,594 $ 3,624 $ 2,974 $ 1,438 $ 416 Round 2-ending — — — 1,343 1,510 1,120 Total-ending $ 4,498 $ 4,594 $ 3,624 $ 4,317 $ 2,948 $ 1,536 Balance forgiven $ — $ — $ 970 $ 651 $ 1,655 $ 1,412 PPP loan details • Through 3Q21, approximately 73% of total estimated program fees have been recognized (~$64M in remaining unamortized fees) • Expect 80-85% of total $6.2B PPP loans to be forgiven by year-end 2021. (1) NII recognized during the period includes contractual loan yields, amortization of loan fees (including accelerated forgiveness) net of estimated funding costs.

Deposit growth continues

GENERATING Consistent Sustainable Long-term Performance

Average deposits by segment

($ in billions)



$116.7
0.4
8.7
38.8
68.8
$131.1
0.4
9.5
43.0
78.2
$131.9
0.4
9.9
42.5
79.1
3Q20
2Q21
3Q21
Consumer Bank
Corporate Bank
Wealth Mgt
Other(1)

QoQ highlights & outlook

- Pace of deposit growth has slowed, balances continued to increase to new record levels.
- Average deposits QoQ growth primarily due to higher account balances and strong new account growth.
  - YTD net new consumer acct. growth has exceeded acct. growth for the preceding 3 years combined.
  - ~6% YTD net new small bus. acct. growth.
- Based on analysis of deposit inflow characteristics, we currently believe ~30% of pandemic-related deposit increases can be used to support longer term growth through the rate cycle. Additional balances may persist, but likely more rate sensitive.
- 4Q EnerBank acquisition will include CD funding that matures over time, and will benefit from Regions' funding advantage.

REGIONS 32

(1) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar deposits, selected deposits and brokered time deposits).

Capital and liquidity

GENERATING Consistent Sustainable Long-term Performance

Tier 1 capital ratio[1]


10.8%
11.9%
12.3%
3Q20
2Q21
3Q21

Loan-to-deposit ratio[2]


75%
64%
63%
3Q20
2Q21
3Q21

Common equity Tier 1 ratio[1]


9.3%
10.4%
10.8%
3Q20
2Q21
3Q21

QoQ Highlights & Outlook

- During 3Q, Regions declared $164M in common dividends.
- Stress Capital Buffer requirement for 4Q21 through 3Q22 is 2.5%.
- Common Equity Tier 1 (CET1) ratio increased 40 bps in 3Q to an estimated 10.8%.
- Continue to prioritize capital utilization for organic growth and non-bank acquisitions like EnerBank and Sabal that propel future growth.
- Temporarily paused share repurchases until after October 1st close of EnerBank (~$1B of capital). Anticipate being back in the market in 4Q21 and expect to manage CET1 to the mid-point of 9.25-9.75% operating range by year-end.

(1) Current quarter ratios are estimated. (2) Based on ending balances.

REGIONS 33

34 10.4% 0.6% 0.1% (0.1)% (0.2)% 10.8% CET1 waterfall (1) Non-GAAP; see appendix for reconciliation. (2) Provision benefit includes the impact of CECL deferral. (3) Current quarter ratios are estimated and reflect rounding. 2Q21 CET1% Pre-tax pre- provision income(1) Common Dividend 3Q21 CET1%(3) Provision benefit(2) Tax & Other

35 Regions Preferred Par Value 3Q21 4Q21E Series B $500.0 $8.0 $8.0 Series C $500.0 $7.1 $7.1 Series D $350.0 $5.0 $5.0 Series E $400.0 $6.5 $4.5 Total $26.6 $24.6 Projected preferred stock expense ($ in millions) • The 3Q dividend for Series E includes a long first dividend period to include accrual since settlement on May 4, 2021. • The 4Q dividend reflects the expected quarterly run-rate.

36 Significant protection • The combined loss absorbing protection from capital, allowance coverage, and accumulated other comprehensive income(1) is among the highest in the peer set. ◦ Regions’ coverage equates to roughly 13.1% of RWA vs. the peer median of 11.9%. • AOCI reflective of implied stability provided by hedging efforts; a meaningful driver of capital accretion. 2Q21 CET1 + Additional Loss Absorbency(1)(2) % of RWA 13.29% 13.25% 13.14% 12.59% 12.55% 12.26% 12.03% 11.80% 11.74% 11.70% 11.62% 11.64% 11.27% 11.16% 10.37% 10.98% 10.37% 11.33% 10.72% 10.15% 9.98% 10.28% 10.28% 9.89% 10.35% 10.21% 9.91% 9.75% 1.53% 1.75% 1.56% 0.95% 1.56% 1.64% 1.84% 1.44% 1.40% 1.65% 1.01% 1.43% 1.03% 1.30% 1.39% 0.52% 1.21% 0.31% 0.27% 0.47% 0.21% 0.08% 0.06% 0.16% 0.26% —% 0.33% 0.11% Peer #1 Peer #2 RF Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Peer #9 Peer #10 Peer #11 Peer #12 Peer #13 (1) AOCI (AFS/CF Hedges only), CET1 and ACL as of 2Q21. (2) Source: SNL Financial, SEC Reporting, Peer Disclosures. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. CET1 ACL AOCI: AFS/CF Hedges

Strategy yielding strong ROATCE improvement

GENERATING
Consistent Sustainable
Long-term Performance

2020 ROATCE(1)(2) vs. 2014 ROATCE(2)



2014: Peer Median 11.3%
2020: Peer Median 13.4%
26.3%
10.8%
20.5%
17.6%
16.8%
13.7%
16.4%
14.7%
15.2%
10.4%
14.5%
6.4%
14.3%
12.0%
13.4%
9.7%
12.5%
6.9%
12.1%
6.6%
13.3%
12.1%
12.1%
11.3%
10.8%
8.7%
11.1%
5.0%
Peer 1(3)
Peer 2
Peer 3
Peer 4
RF
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13

Loan Growth CAGR (2014 - 2020)



19.9%
17.5%
11.4%
10.7%
9.8%
9.4%
6.8%
5.8%
5.0%
4.1%
4.0%
3.8%
2.4%
1.7%
Peer Median 6.8%
Peer 1(4)
Peer 4(4)
Peer 5(4)
Peer 7(4)
Peer 6(4)
Peer 13(4)
Peer 3(4)
Peer 8
Peer 9
Peer 2
Peer 10
Peer 11(4)
RF
Peer 12

- Strong improvement despite second lowest loan growth in peer group resulting from de-risking activities and focus on risk-adjusted returns.
  - Capital recycling in C&I portfolio began in earnest in 2014
  - Improvement came **without** whole bank M&A
- ROATCE improved 480 bps from 2014 to 2020 with rank improving from 10/15 to 5/14.
- 180 bps **above** peer median in 2020 after being 90 bps **below** peer median in 2014.
- Excluding Peer 1, Regions is the only bank with an ROATCE over 10% in 2014 to improve ~500 bps.

(1) Source: S&P Global. (2) Normalized: NCOs used in place of provision expense; assumes 25% marginal tax rate. (3) Peer 1 had outsized gain related to M&A activity. (4) Banks who have grown via whole bank M&A.

REGIONS 37

Investing for growth while maintaining focus on capital optimization

GENERATING Consistent Sustainable Long-term Performance

Investments

Talent and Technology
- Expansion in priority growth markets
- Corporate bankers, MLOs, Wealth Advisors
- System enhancements and new technology
- Data and analytics

Investments have been supported in part by income generated from hedging strategy.

Consumer Bank
- Acquired EnerBank USA acquisition; top 5 home improvement point of sale lender
- Active in reviewing MSR bulk purchases
- Two significant MSR flow-deal arrangements

Wealth Management
- Acquired Highland Associates in 2019; a leading institutional investment firm to NFP healthcare entities and mission-based organizations

Corporate Bank
- Pending acquisition of Sabal Capital Partners announced October 4, 2021; market leader in origination of small-balance agency loans
- Acquired Ascentium Capital April 1, 2020; largest independent equip. finance lender in the U.S.
- Acquired First Sterling in 2016; a leading national syndicator of investment funds benefiting from Low Income Housing Tax Credits
- Acquired BlackArch Partners in 2015; a middle-market investment bank specializing in M&A advisory services

Capital Optimization

Corporate/Commercial
- Stood up loan sales and trading desk; supports active portfolio management
- Return optimization managed through the Capital Commitments Working Group
- Continuous improvements to risk-adjusted returns & capital allocation models

Indirect
- ~$6.4B of strategic runoff in process
  - Third-party originated auto runoff of ~$2.0B starting in 2016
  - Dealer Financial Services auto portfolio runoff of ~$2.4B starting in early 2019
  - GSKY unsecured consumer loans runoff of ~$2.0B starting in Dec 2019

Regions Insurance Group
- Sold in July 2018; redeployed capital generated to shareholders

Regions has made challenging decisions in order to optimize the balance sheet: improving capital allocation by divesting low risk-adjusted return businesses, all while making revenue enhancing investments.

REGIONS 38

39 $100 $900 $650 $800 750 650 100 150 300 500 HoldCo Senior Notes Bank Senior Notes HoldCo Subordinated Notes Bank Subordinated Notes 2022 2023 2024 2025 2028 2037 Regions unsecured debt and credit ratings profile • Unsecured wholesale debt footprint represents just 1.6% of 9/30/2021 assets with Holding Company and Bank unsecured debt making up 1.2% and 0.3% of 9/30/2021 assets, respectively • In 3Q21, Regions issued $650 million of new 1.8% holding company senior notes due in 2028 and announced the redemption of $1.0 billion of 3.8% holding company senior notes due in 2023 Moody's S&P Fitch Regions Financial Corporation Senior Unsecured Debt Baa2 BBB+ BBB+ Subordinated Debt Baa2 BBB BBB Regions Bank Senior Unsecured Debt Baa2 A- BBB+ Subordinated Debt Baa2 BBB+ BBB Outlook Stable Stable Positive Debt maturity profile(1) Select credit ratings ($ in millions) (1) As of 9/30/2021.

Empowered by innovation & data

GENERATING Consistent Sustainable Long-term Performance

Expanding Influence of Data & Personalization

REGIONS 360® Efforts

Omnichannel view of customers for a **"You Know Me & Value Me"** experience

Regions Client IQ (RCLIQ) and WealthIQ delivering 'needs based' engagement resulting in significant corporate and wealth management revenue

ROSIE

Personalized offering of products and services to anticipate customer needs



rVoiCe

Accelerating digital transformation through customer feedback

Enhanced Fraud Analytics
Machine learning models to detect and prevent fraud and enable analytics for proactive customer protection

BSA/AML Enhanced Due Diligence
Delivering graph-based network visualization capabilities for Anti-Money Laundering customer entities

Continuous Improvement on Data Governance
Unification of data architecture, data assets, and data catalog

Data Protection
Cloud and network data protection, along with data labeling

Platform Modernization



Deposit & Lending Modernization
Modernization of the Bank's Core Systems **to enable product and service innovation**

New Fulfillment & Servicing Platforms for Real Estate Loans
Path to **omnichannel experience**

Centralization of Data/Modernization
Leveraging modern **Big Data Platforms** to accelerate our data driven decision-making processes

Hosted Solution for Real Time Payments
Improves efficiency and customer experience with capability to **send and receive real time payments** for corporate customers

Expansion of Relationship Platform
Regions Bridge provides a single client relationship view to better serve customers across Wealth Management and Mortgage

Centralizing Corporate Banking Group Lending Origination Platform
Expanding nCino to three additional lines of business to finalize centralization of a single lending origination platform

Data Recovery
Enhancing cyber resilience protection

Modernizing Technology Practices
Shift to DevSecOps and increasing usage of Agile principles

Cloud Center of Excellence
Enabling new services, cloud native development, and disaster recovery as a service

REGIONS | 40

Differentiating through Customer Experience

GENERATING Consistent Sustainable Long-term Performance

Digital Acceleration



REGIONS
Digital Users up
8% in Q3 2021
compared to Q3 2020
Mobile Chat functionality

Mobile Enhancements

4.8 iOS App Rating New Mobile features include Mobile Wallet One Time Passcode, Landscape Mode, What's New Carousel, Adobe Analytics Web Insights, Zelle Enhancements

Increase in Digital Sales

14% increase in Digital Sales in Q3 2021 compared to Q3 2020

Zelle

53% increase in Zelle transactions in Q3 2021 compared to Q3 2020

Innovating Operations

Expanded Regions Secure Messaging
Servicing Home Loan Direct customers



REGIONS
May I Help You?

Automated Non-Agent Interactions
86% average interaction resolution rate

Collections Self-Service Portal
Enabling an improved customer experience with **$1M+ collected in Q3 2021, a 68% increase** from Q2 2021

Authentication Improvements

New Fraud Origination Engine, Transmit Security, Device Authentication, PinDrop, ThreatMetrix, Multi-Factor Authentication, Two-Way SMS, Okta, OnePass, Unified Customer Identity across all channels

eSignature Expansion

Expanded eSignature across 18 additional business groups including streamlining account creation and storage of loan documents

Faster & More Transparent Transactions

Providing more transparent and efficient posting and settlement processes; Enabling faster payment options through Real Time Payments; Open Banking APIs for revenue growth; Providing real time customer activity alerts

Expansion of Customer Interaction Points

Increased omnichannel offerings including: Reggie Enhancements (Virtual Banker), Online Banking and Mobile Secure Messaging, Courtesy Callback



#1 in Online Banking for 2 consecutive years, 2020 & 2021

REGIONS 41

42 System Maintenance New Technology Cybersecurity / Risk Management Continue to invest for the future 48%42% 10% • Regions remains competitive by reserving ~10-11% of revenue for Technology Spend. • Past investment on innovation and strategy provided a firm, resilient foundation for addressing changes in customer needs. • Along with continuous innovation, we are making investments into modernizing our infrastructure and data. As we start taking advantage of AI and the scale modern technologies have to offer, our technology spend will be linear or proportional to revenue growth. • Deposit & Lending Modernization will take a staggered approach to the transformation. Modernization efforts began in 2021 with runway through 2027 to complete the overall program. • Investments over the last 4 years to modernize the customer experience and transform the technology operating model allow system modernization to be prioritized for new technology spend.

43 0.67 1.57 2.40 3Q19 3Q20 3Q21 120 143 162 3Q19 3Q20 3Q21 2.7 2.8 3.1 3Q19 3Q20 3Q21 1.8 2.0 2.3 3Q19 3Q20 3Q21 13% 20% 21% 30% 33% 33% 57% 47% 46% 3Q19 3Q20 3Q21 60.2 73.0 83.0 49.3 63.4 71.3 7.4 2.8 4.1 3.5 6.8 7.6 3Q19 3Q20 3Q21 60% 66% 69% 40% 34% 31% 3Q19 3Q20 3Q21 Growth in digital Mobile Banking Log-Ins Customer Transactions Deposit Transactions by Channel 14% (Millions) (Millions) Active Digital Banking Users Active Mobile Banking Users (Millions) 23% Loans Digital Sales(1) (Accounts in Thousands) Deposits Credit Card Accounts Digital Non-Digital Mobile ATM Branch (1) Digital sales represents accounts opened. (2) Digital transactions represent online and mobile only; Non-digital transactions represent branches, contact centers and ATMs. (3) Transactions represent Consumer customer deposits, transfers, mobile deposits, fee refunds, withdrawals, payments, official checks, bill payments, and Western Union. Excludes ACH and Debit Card purchases/refunds.(4) Consumer Checking Omni-Channel sales capability was launched at the end of 1Q21 (2)(3) Zelle Transactions (Millions) 256% 34% 17% 22% 24% 83% 78% 72% —% —% 4% 3Q19 3Q20 3Q21 Digital Branch+Contact Center Omni-Channel Consumer Checking Sales by Channel(4)

44 Continuous improvement framework • Making Banking Easier – Be intensely responsive to customer needs • Revenue Growth – Improve effectiveness in generating prudent, profitable, sustainable growth • Efficiency Improvements – Continuously leverage people and technology to improve processes, reduce costs and drive growth • Innovation – Focus on data & analytics, omnichannel delivery, protection & security, advice & guidance Simplify & Grow established a culture of Continuous Improvement. Now that Continuous Improvement is embedded in our DNA, initiatives are no longer centrally tracked, and groups manage the development and execution of their programs with regular updates to the Steering and Integration Teams. • Established processes to maintain a Continuous Improvement culture through Simplify & Grow. • Independently manages and reports Continuous Improvement program performance regularly at Integration and Steering Team meetings. • Includes senior leaders from business and support segments across the bank. • Sponsors, promotes and provides executive direction of the Continuous Improvement program. Reviews segment programs and ensures accountability to promote a Continuous Improvement culture. • Includes strategic leaders from business and support segments across the bank. • Provides effective challenge, offers support when needed, looks for opportunities that can be leveraged in other areas and offers insights and ideates across groups. Continuous Improvement Key Pillars Steering Team Integration Team Business and Support Groups

45 1.71% 2.74% 2.00% 1.80% 1.71% 2.90% 2.07% 1.83% ACL/Loans (incl. PPP) ACL/Loans (excl. PPP) Day 1 3Q20 2Q21 3Q21 $113 $47 $30 38 24 25 75 23 5 0.50% 0.23% 0.14% 3Q20 2Q21 3Q21 $767 $666 $530 316% 253% 283% 3Q20 2Q21 3Q21 NPLs and ACL coverage ratio Asset quality improvement continues ($ in millions) ($ in millions) ($ in millions) Net charge-offs and ratio NPLs - excluding LHFS ACL/NPLs Consumer net charge-offs Business services net charge-offs Net charge-offs ratio (1) Non-GAAP; see appendix for reconciliation. (2) CECL Day 1 ratio is as of January 1, 2020. • 3Q annualized NCOs at 14bps, down 9bps QoQ reflecting continued broad-based improvement & recoveries associated with strong collateral asset values. • In consumer, home equity experienced net recoveries, while mortgage and auto experienced zero net charge-offs during the quarter. • $155M benefit to provision resulted in ACL of 1.80% of total loans (1.83%(1) ex-PPP) • NPLs and criticized business loans improved QoQ while delinquencies were unchanged. • Further reductions in ACL will depend on continued evaluation of residual risks in the economy. • YTD annualized NCOs at 25bps; expect full-year 2021 to approximate that same level. ACL to loans ratio (2) (1)

46 Changes in Portfolio Risk & Balances $1,684 $(30) $(91) $(64) $1,499 Allowance for credit losses waterfall Changes in Economic Outlook & Adjustments Net Charge- Offs 9/30/2021 • 3Q ending allowance decreased $185M due to continued improvement in the economic outlook and expectations of improving credit performance in certain sectors / clients. • The benefits of the improving economic outlook were partially offset by a continued level of imprecision due to uncertainty regarding the timing of full economic recovery. QoQ highlights ($ in millions) 06/30/2021

47 Pre-R&S period 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 1Q2023 2Q2023 3Q2023 Real GDP, annualized % change 3.8% 5.6% 5.2% 4.1% 3.2% 2.6% 2.3% 2.2% 2.3 % Unemployment rate 5.2% 4.8% 4.6% 4.4% 4.2% 4.1% 4.0% 3.9% 3.8 % HPI, year-over-year % change 18.1% 16.0% 12.9% 8.1% 4.0% 3.4% 3.5% 3.6% 3.8 % S&P 500 4,450 4,557 4,600 4,630 4,657 4,693 4,726 4,764 4,805 Base R&S economic outlook (as of September 2021) • Economic forecasts represent Regions’ internal outlook for the economy over the reasonable & supportable forecast period. • Given improvements in the economic outlook, management considered alternative analytics to support qualitative additions to the modeled results to reflect continued risk and uncertainty in certain portfolios.

48 As of 9/30/2021 As of 12/31/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $41,748 647 1.55% $42,870 $1,027 2.40 % CRE-OO mortgage 5,446 128 2.35% 5,405 242 4.47 % CRE-OO construction 252 9 3.64% 300 24 7.98 % Total commercial $47,446 $784 1.65% $48,575 $1,293 2.66 % IRE mortgage 5,608 86 1.53% 5,394 167 3.10 % IRE construction 1,704 11 0.65% 1,869 30 1.58 % Total IRE $7,312 $97 1.32% $7,263 $197 2.71 % Residential first mortgage 17,347 129 0.74% 16,575 155 0.94 % Home equity lines 3,875 92 2.37% 4,539 122 2.69 % Home equity loans 2,556 30 1.17% 2,713 33 1.23 % Indirect-vehicles 500 4 0.78% 934 19 2.04 % Indirect-other consumer 2,123 177 8.33% 2,431 241 9.92 % Consumer credit card 1,136 123 10.84% 1,213 161 13.30 % Other consumer 975 63 6.48% 1,023 72 7.01 % Total consumer $28,512 $618 2.17% $29,428 $803 2.73 % Total $83,270 $1,499 1.80% $85,266 $2,293 2.69 % Government guaranteed PPP loans 1,536 2 0.15% 3,624 1 — Total, excluding PPP loans(1) $81,734 $1,497 1.83% $81,642 $2,292 2.81 % Allowance allocation (1) Non-GAAP; see appendix for reconciliation. Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 1.60%.

49 • Proactive, frequent customer dialogue • Closely monitoring most vulnerable customers • Monitoring ratings migration • Quarter over quarter balances declined $0.19B Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of September 30, 2021) C&I Portfolio BAL$(1) % of BAL$ Utilization Rate(2) % Criticized Energy – Oil & Gas Extraction, Oilfield Services, Coal $0.93b 1.1% 48% 22% Consumer Services & Travel – Amusement, Arts and Recreation, Charter Bus Industry, Taxi & Limousine Service $0.56b 0.7% 76% 8% Retail (non-essential) – Clothing, Miscellaneous Store Retailers $0.20b 0.2% 45% 2% Restaurants – Full Service $0.53b 0.6% 69% 32% Total C&I high-risk industry sectors $2.22b 2.7% 57% 19% CRE related exposures including unsecured C&I BAL$(1) % of BAL$ Utilization Rate(2) % Criticized IRE Hotels – Full service, limited service, extended stay $0.30b 0.4% 95% 95% Total CRE-related high-risk industry sectors $0.30b 0.4% 95% 95% Total $2.52b (1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes PPP, Operating Leases and Loans Held For Sale. Ongoing Portfolio Surveillance

Commercial & IRE loans

Pending Review
GENERATING
Consistent Sustainable
Long-term Performance

As of 9/30/21 ($ in millions)	Total Commitments	Outstanding Balances	% Utilization
Administrative, Support, Waste & Repair	$2,728	$1,501	55%
Agriculture	560	331	59%
Educational Services	3,877	2,954	76%
Energy - Oil, Gas & Coal	3,918	1,455	37%
Financial Services	10,396	4,858	47%
Government & Public Sector	3,271	2,744	84%
Healthcare	6,167	3,876	63%
Information	3,029	1,845	61%
Professional, Scientific & Technical Services	3,592	2,226	62%
Real Estate	14,992	6,817	45%
Religious, Leisure, Personal & Non-Profit Services	2,516	1,849	73%
Restaurant, Accommodation & Lodging	2,120	1,702	80%
Retail Trade	4,520	2,377	53%
Transportation & Warehousing	4,392	2,889	66%
Utilities	4,996	2,134	43%
Wholesale	6,546	3,265	50%
Manufacturing	8,969	4,643	52%
Other(1)	405	(20)	N/A
Total Commercial	$86,994	$47,446	55%
Land	$133	$102	77%
Single-Family/Condo	1,544	681	44%
Hotel	313	298	95%
Industrial	947	753	80%
Office	2,127	1,937	91%
Retail	638	608	95%
Multi-Family	3,327	2,099	63%
Other(1)	1,278	834	65%
Total Investor Real Estate	$10,307	$7,312	71%

- The outstanding balance for Real Estate within the Commercial section reflects $1,897M of Real Estate Services & Construction loans as well as $4,920M of combined CRE-Unsecured which includes REITs:
  - Hotel REITs total $468M in balances with $685M in commitments
  - Retail REITs total $615M in balances with $2,115M in commitments
- Commitments to make commitments are not included
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~39.9% at 9/30/2021

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

Regions 50

Energy lending

GENERATING Consistent Sustainable Long-term Performance

	As of 9/30/21					
($ in millions)	*# of Clients* (1)	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
Oilfield services and supply (OFS)(2)	146	$377	$231	61%	$1	—%
Exploration and production (E&P)(2)	87	1,305	698	53%	201	29%
Midstream	23	1,587	475	30%	95	20%
Downstream	10	382	40	10%	—	—%
Other(3)	4	256	—	—%	—	—%
PPP Loans	84	11	11	100%	—	—%
Total direct	354	$3,918	$1,455	37%	$297	20%

Key Points:

- Energy commitments and outstandings reduced by 4% and 23%, respectively, since 3Q2020
- Includes $0.93B in COVID-19 high-risk industry sectors for September 30, 2021
- No leveraged loans within the direct energy related balances

Areas for Optimism:

- WTI prices recently hit a seven year high as OPEC+ and Russia agreed to increase production in measured steps. US production has not yet reached pre-pandemic production levels so recovering consumer demand has pushed near-term oil prices higher
- Natural gas prices have spiked above $6 and may go higher if the US experiences a cold winter. Natural gas storage levels are lower than previous years due to high demand from electricity generators this summer
- Midstream continues to perform very well
- Capital markets remain robust and private equity is active in the energy sector
- Average oil hedge position of 70% and 68% of proved developed producing reserves (PDP) for 2021 and 2022, respectively with natural gas hedged at 85% and 100% of PDP for the same periods

REGIONS 51

(1) Represents the number of clients with loan balances outstanding. (2) OFS, E&P, and Coal are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

52 $ (M ill io ns ) 1Q2015 3Q2021 E& P Oilfi eld Se rvi ces Midstr ea m Dow nst rea m Othe r PPP Lo an s $0 $300 $600 $900 $1,200 $1,500 Energy lending (continued) Balances by Category Gross Losses *Other Losses include losses to MLP funds as well as losses related to coal. $ (M ill io ns ) $0.0 $28.5 $36.7 $75.1 $33.0 $6.0 $135.9 $10.8 E&P Oilfield Services Midstream Downstream Other* 201 4 201 5 201 6 201 7 201 8 201 9 202 0 202 1 $0 $20 $40 $60 $80 $100 $120 $140 $ (M ill io ns ) Total Commitments Outstanding Balances 3Q 202 0 2Q 202 1 3Q 202 1 $0 $1,000 $2,000 $3,000 $4,000 $5,000 Balance Trend

53 As of 9/30/21 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized Quick Service 12,188 $1,196 $981 82% $44 4% Casual Dining 23 446 280 63% 195 70% Other 20 118 87 74% 8 9% PPP Loans 1,681 193 193 100% — —% Total Restaurants 13,912 $1,953 $1,541 79% $247 16% Restaurant lending •In Restaurant lending, we are focused on Quick Serve and Fast Casual managed in Commercial Banking •Our exposure to Casual Dining continues to reduce as reflected in the 43% decline in outstandings in that sector compared to YE 2019 •$532M balances of full-service reflect COVID-19 high-risk loans $161M of balances, $167M of commitments, and $2.6M of gross charge-offs relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure. *Represents the number of clients with loan balances outstanding. Key Points: $ (M ill io ns ) $34 $21 $40 $6 Gross Charge-Offs 201 8 201 9 202 0 202 1 Y TD $0 $20 $40 $60

54 As of 9/30/21 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized CRE-Unsecured (REITs) 9 $685 $468 68% $367 78% IRE – Mortgage 19 312 298 96% 282 95% IRE – Construction — — — —% — —% Consumer Services 3705 138 132 96% 6 5% PPP Loans 218 29 29 100% — —% Total Hotel related 3,951 $1,164 $927 80% $655 71% Hotel lending •CRE – Unsecured outstanding balance is comprised of 9 REIT customers •Includes $0.30B in COVID-19 high-risk industry sectors for September 30, 2021 *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are reflected in the Hotel related exposure Key Points:

Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

			As of 9/30/21			
($ in millions)	*# of Clients**	*Total Commitments*	*Outstanding Balances*	*% Utilization*	*$ Criticized*	*% Criticized*
CRE-Unsecured (REITs)	18	$2,115	$615	29%	$0	—%
IRE	123	638	608	95%	66	11%
C&I	21,326	2,435	1,135	47%	9	1%
CRE-OO	810	943	882	94%	13	1%
ABL	16	1,044	262	25%	35	13%
PPP Loans	2,328	98	98	100%	—	—%
Total Retail (1)	24,621	$7,273	$3,600	49%	$123	3%

Key Points:

- Approximately $187M of outstanding balances across REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$181M Class A and ~$5.5M Class B/C
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits
  - 50% of balances are Investment Grade with low leverage
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected
- IRE and C&I portfolios are widely distributed
  - IRE
    - Largest tenants typically include 'basic needs' anchors
    - With reopening of the retail economy, rent collections have normalized, and 89% of the IRE portfolio is now rated Pass after almost all IRE was downgraded to Criticized at the outset of the Pandemic in 2Q20
  - C&I
    - Largest categories include gasoline stations; motor vehicle & parts dealers; building materials, garden equipment & supplies; and non-store-retailers

Securities portfolio includes ~$450.5 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 55% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$106.4 million in retail related high quality, investment grade corporate bonds
(1) Does not include $0.5 million of retail related held for sale and operating leases.
*Represents the number of clients with loan balances outstanding.

REGIONS 55

56 13% 13% 13% 8%8% 8% 8% 8% 21% Healthcare 13% Transportation & Warehousing 13% Real Estate 13% Retail Trade 8% Professional, Scientific & Technical Services 8% Restaurant, Accommodation & Lodging 8% Administrative, Support, Waste & Repair 8% Manufacturing 8% Other 21% (Portfolios <8% of total) 27% 10% 8% 8%7% 40% Florida 27% Alabama 10% Tennessee 8% Texas 8% Georgia 7% Other 40% (States <6% of total) Balances by Industry Loans to Small Business and Small Farms (outstanding balances as of September 30, 2021) Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $1.1M of HFS • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $1.3B of the $2.4B SBA loans (including PPP) • Includes $1.9B of the $2.1B Ascentium portfolio Portfolio Characteristics $6.5B Balances by State $6.5B

57 Consumer lending portfolio statistics Residential Mortgage • Avg. origination FICO 750 • Current LTV 56% • 97% owner occupied Home Equity • Avg. origination FICO 755 • Current LTV 38% • Only $10.7M of resets through 2021 • 70% of portfolio is 1st lien • Avg. loan size $36,532 Other Consumer Unsecured • Avg. origination FICO 737 • Avg. new loan $8,823 Consumer Third Party Lending • Avg. origination FICO 754 • Avg. new line $31,227 • 43% home improvement loans • 3Q21 Yield 7.09% • 3Q21 QTD NCO 2.22% Consumer Credit Card • Avg. origination FICO 781 • Avg. new line $5,919 • 3Q21 Yield 12.19% • 3Q21 QTD NCO 2.57% 4% 4% 4% 6% 11% 7% 9% 17% 10% 79% 63% 76% 2% 5% 3% Cons R/E secured Cons non-R/E secured Total consumer Not Available Above 720 620-680 Below 620 681-720 Consumer FICO Scores(1) (1) Refreshed FICO scores as of 9/30/2021.

2021 expectations

GENERATING Consistent Sustainable Long-term Performance

Category	FY 2021 Expectations
Total Adjusted Revenue (from adjusted 2020 of $6,206)(1)(2)	Up modestly (dependent on timing & amount of PPP forgiveness)
Adjusted Non-Interest Expense (from adjusted 2020 of $3,541)(1)(2)	Up modestly
Adjusted Average Loans (from adjusted 2020 of $82,070)(1)(2)(3)	Down low single digits
Adjusted Ending Loans (from adjusted 2020 of $79,846)(1)(2)(3)	Up low single digits
Net charge-offs / average loans	~25bps
Effective tax rate	22-23%

- Impacts from 4Q EnerBank and Sabal acquisitions are not considered in these expectations.
- Effective tax rate expectations do not include the impact of potential tax legislation.

(1) Non-GAAP, see appendix for reconciliation. (2) The reconciliation with respect to forward-looking non-GAAP measures is expected to be consistent with actual non-GAAP reconciliations included in the attached appendix or in previous filings with the SEC. (3) Adjusted ending and average 2020 loans were revised in 2Q21 to remove impact of $239M of C&I loans moved to HFS on 12/31/2020 and then moved back to HFI on 6/1/2021.

REGIONS 58

59 2018 ESG - Environmental Launched Solar Tax Equity Finance Team Began publicly issuing a Corporate Sustainability Report Expanded Asset Management offerings to include ESG- focused products Adopted an Environmental Sustainability Policy Statement and two environmental goals: Reduce Scope 1 and Scope 2 greenhouse gas emissions by 30% and reduce energy use by 30%, each by 2023 Released first GRI Content Index Issued first response to CDP's Climate Change Questionnaire Became a Ceres Company Network Member Released first SASB Disclosure Released first integrated Annual Review & ESG Report Launched comprehensive online ESG Resource Center Released first stand- alone TCFD Report Reached 2023 Scope 1 and Scope 2 greenhouse gas emissions reduction goal Announced new Scope 1 and Scope 2 greenhouse gas emissions reduction goal: Reduce gross location-based emissions by 50% by the end of 2030 Obtained external assurance for 2020 greenhouse gas emissions inventory Regions' Climate Commitment Regions acknowledges the climate challenges that face our planet and is committed to both further reducing our environmental footprint and exploring new ways to support our customers and third parties in their own efforts to enact similar change. 2016 2017 2019 2020 2021

ESG - Social

GENERATING Consistent Sustainable Long-term Performance

Our mission at Regions is to achieve superior economic value for our shareholders over time by making life better for our **customers**, our **associates** and our **communities** and creating shared value as we help them meet their financial goals and aspirations. We do this by providing competitive financial products, excellent service and trusted financial advice.

Customers

- Regions360® approach
- Bank Your Way
- Regions Now Banking®
- Fair and responsible banking
- Digital and online banking channels

Associates

- Diversity, Equity and Inclusion commitments established
- Cultivating a more inclusive work environment
- Support for the physical and mental health and well-being of associates
- Talent management development opportunities

Communities

- $6.1 billion in community development[1]
- $29.4 million in philanthropic and community giving[1]
- Regions Bank and its associates and Regions Foundation® together donated:
  - $7.7 million to more than 130 United Way chapters[1]
  - $5.3 million to over 340 organizations for COVID-19 relief[1]
- 130,000 financial wellness workshops led by Regions associates[1]
- Regions Community Development Corporation, established in 2020, serves as a catalyst to help revitalize communities and improve the lives of economically disadvantaged families in the Regions footprint

During the pandemic

Regions has been dedicated to prioritizing the health and safety of **customers** and **associates** by:

- Physically adapting our facilities with appropriate sanitation equipment, enhancing HVAC filtration and installing Needlepoint Bipolar Ionization technology in 20 facilities
- Equipping associates with face masks and hand sanitizer, and increasing sanitizing procedures in large corporate and operation centers

(1) As of December 31, 2020.

REGIONS 60

ESG - Governance

GENERATING **Consistent Sustainable Long-term Performance**

COVID-19
Board oversight of Regions' response

43
Board and Committee meetings in 2020

98% attendance by Directors

As we emerge from a year of enormous challenges, we stand by our commitment to creating shared value: Our shareholders benefit when we do what is right for our customers, associates, and communities so that together we can make life better.

We consider proper shareholder engagement to be a continuous relationship throughout the year, with both Directors and management, through in-person meetings, phone calls, email updates, public disclosures, and presentations to and discussions with the Board. Engaging with our shareholders and soliciting their points of view are critical to providing long-term value to all of the Company's stakeholders.

Year-Round Engagement with institutional shareholders

Specific components of Regions' **ESG-related policies, practices, and disclosures** are overseen by our Board through its four standing committees:

- NCG Committee
- Audit Committee
- CHR Committee
- Risk Committee

0 Overboarded Directors
Under ISS' and Glass Lewis' Guidelines and market standards(1)

69%
Directors that have been on the Board for 10 or fewer years(1)

46%
Board Diversity
Includes gender, race/ ethnicity and sexual orientation(1)

72
Mandatory Director retirement age (subject to rare exceptions)(1)

92%
Director independence, including independent Chair of the Board(1)

50%
Standing committees chaired by a diverse Director(1)

Our Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

The following documents are available at ir.regions.com/governance:

- Corporate Governance Principles
- Board Committee Charters
- By-Laws
- Code of Ethics for Senior Financial Officers
- Code of Business Conduct & Ethics

ESG-Focused

- Environmental Sustainability Policy Statement & Goals
- Human Rights Statement
- Supplier Code of Conduct

See also the list of ESG Disclosures on the next slide.

(1) As of July 20, 2021.

REGIONS | 61

62 ESG - Recognitions and resources MSCI State Street Global Advisors S&P Global Sustainalytics AA ESG Rating 63 R-Factor Score S&P 500 ESG Index Low-Risk ESG Risk Rating Human Rights Campaign JUST Capital JUST Capital Disability Equality Index FTSE Russell 100 Score in 2021 Corporate Equality Index 2021 JUST 100 Top 100 Companies Supporting Healthy Families and Communities 2021 Best Place To Work FTSE4Good Index Series Suite of ESG Disclosures • Annual Review & ESG Report • TCFD Report • GRI Content Index • CDP Climate Change Questionnaire Response • SASB Disclosure • Community Engagement Report All resources available through our ESG Resource Center accessible at ir.regions.com/governance

LIBOR Transition

Readiness & the Path Forward

GENERATING Consistent Sustainable Long-term Performance

Key Considerations

Despite a relatively short timeline until banks can no longer originate LIBOR-linked financial products, uncertainty remains around the market's direction for alternative rates. Regions is preparing for multiple outcomes and navigating the transition to a multi-rate environment.

Financial Considerations: Regions' primary financial objective is to transition in a fair and transparent manner. Regions is assessing the guidance provided by the FASB, IRS, and regulatory authorities to ensure that all financial implications are considered.

Operational Considerations: Regions has implemented certain SOFR conventions into its systems and is operationally ready to offer the Bloomberg Short-Term Bank Yield Index ("BSBY"). Regions is preparing to operationalize multiple alternative rates in anticipation of market and client demand.

Strategic/Competitive Considerations: Other financial institutions have signaled a desire to lend or issue debt linked to non-SOFR alternatives. For commercial lending, Regions is prepared to participate in deals that reference BSBY and is monitoring industry developments around other credit sensitive rates.

Financial Considerations & Potential Impact

- Balance Sheet/ Earnings Performance
- Accounting/Tax
- Balance Sheet Hedges/ Client Derivatives
- Loan Pricing
- Commercial/ Consumer Preference

- **Balance Sheet Hedges:** Developments on hedge accounting are being closely monitored.
- **Market Activity:** Derivatives markets have been slow to adopt SOFR, and markets for BSBY/AMERIBOR remain limited. Interest rate risk management tools are an important consideration for both Regions and its clients.
- **Asset/Liability Management:** While Regions controls the transition of certain portions of the balance sheet (e.g., bilateral loans), others will be driven by market dynamics (e.g., debt, securities).
- **Tax Implications:** Some uncertainty remains on safe harbors for tax treatment. IRS developments are being closely followed.

Regions' Approach & Timeline

- Q4 2020: Mortgage ARMs are originated on SOFR and Deposits linked to LIBOR are transitioned to a new benchmark
- Implemented Simple SOFR loan functionality for all systems. First SOFR loans and derivatives extended.

June 2021

- Operational readiness for all SOFR and BSBY conventions and other emerging alternative rates; Continue internal and external education efforts related to all alternative rates
- Late Q3: Cease commercial loan originations linked to LIBOR

Dec 2021

- Industry cutoff of LIBOR originations and renewals
- Begin proactively transitioning clients to alternative reference rates
- Navigate emergence of a multi-rate environment through the transition of the balance sheet and associated hedges

Dec 2022

- Begin to operationalize contractual LIBOR fallback provisions

June 2023

LIBOR Cessation

REGIONS 63

Ascentium Capital

Acquisition exceeding expectations

GENERATING Consistent Sustainable Long-term Performance

Company Overview

- Ascentium Capital was the largest independent equipment finance lender in the U.S.
- Partners with ~4,000 vendors to finance essential-use equipment for small business customers.
- Strong risk management culture and data driven framework resulting in solid credit performance throughout economic cycles.
- Provides diversification with strength across multiple industries and geographies.

Integration Updates

Acquisition closed April 1, 2020, and integration with Regions' systems, policies and people is now complete.

Ascentium provided payment relief to as much as 30% of its customers at the peak of the pandemic; currently no customers remain on a relief plan.

Differentiated technology platform and processes, delivering same day credit decisions and funding.

Industry Diversification[1]

Ascentium focus on portfolio growth in areas of core strength. Cross-sell of products between Ascentium & Regions customers has begun.



All Other 14%
Transportation & Warehousing 31%
Manufacturing 7%
Retail Trade 8%
Administrative, Support 8%
Healthcare 13%
Real Estate - Services, Construction 8%
Restaurant, Accommodation & Lodging 11%

(1) Ascentium loan balances were ~$2.1B at 9/30/2021.

Ascentium Financial Performance[1]

- Ascentium Capital has contributed just over 10% of the Corporate Banking Group's YTD total revenue.
- Loan production increased 3% QoQ and 9% YoY.
- Recoveries remain historically high; delinquencies and NCOs remain below pre-pandemic levels.

REGIONS 64

EnerBank acquisition

Closed: October 1, 2021

GENERATING **Consistent Sustainable Long-term Performance**

Overview

- Headquartered in Salt Lake City, UT, EnerBank originates prime and super-prime home improvement point-of-sale loans through a national network of contractors
- **A top 5 originator** in the home improvement point-of-sale space, one of the **fastest growing** segments in consumer lending
- Experienced and tenured management team with **nearly 20-year track record** operating in a regulated bank environment

Notable Company / Transaction Metrics *(as of Sept. 30, 2021)*	
Contractor Network	10,500+
Loan Balances(2)(3)	~$3.1B
Average Customer FICO	~760
Average Annual Net Losses	~1.0%-1.5%
Gross Loan Effective Yield(4)	~9%
Yield of acquired loans after marking to fair value(4)	~6-7%
Outstanding Non-Transaction Deposits(2)	~$2.7B
Deposit Cost(5)	~40bps
Efficiency Ratio(6)	<40%
Estimated Recurring Quarterly Expenses(7)	~$35MM
Day 2 CECL Double Count, After Tax	~$85MM-$115MM

Portfolio Overview

LTM Originations Heat Map(1)



1%
3%
2%
2%
1%
3%
4%
1%
2%
1%
1%
4%
17%
1%
12%

~55% of LTM originations in Regions retail footprint

Top Home Improvement Projects Financed



Pools
HVAC
Solar
Roofing & Siding
Windows & Doors

(1) LTM as of September 30, 2021. (2) Balances are preliminary and still subject to the finalization of fair value marks and purchase accounting adjustments (PAA). (3) Loan weighted average life (WAL) of ~3 years. (4) On average, 6-7% of the loan yield is paid by the consumer, 2-3% is paid by the contractor; contractor discount of acquired loans are recognized at purchase as part of fair value mark; new originations will yield ~9%. (5) Adjusted for estimated PAAs; WAL of deposits is ~2 years; Regions will replace EnerBank's funding base over time. (6) Represents the future run-rate for the business, excluding the impacts of purchase accounting. (7) Including $5MM-$7MM amortization of intangibles.

REGIONS 65

Sabal Capital Partners acquisition

Continues build-out of Regions' fee-based businesses

GENERATING Consistent Sustainable Long-term Performance

Company Overview & Regions' Strategic Rationale

- ***Announced October 4, 2021; expected close 4Q21***
- Sabal Capital Partners is a market leader in the origination of small-balance agency loans.
- Top originator of Fannie Mae and Freddie Mac small-balance commercial real estate (CRE) loans with a growing presence in non-agency commercial mortgage-backed securities loan origination.
- Sabal will further expand Regions' real estate capital markets capabilities established since 2014, which today contributes just over 20% of total YTD capital markets revenue.
- Sabal expands Regions' agency (Fannie/Freddie) CRE lending product suite and provides Regions the opportunity to become a top 5 bank agency producer.
- Sabal's platform provides Regions off-balance sheet solutions for small-balance commercial real estate loans and further supports Regions' existing clients and markets. Post acquisition, loans will be sourced through Sabal's current platform and primarily within Regions' core markets.
- Sabal's vertically integrated platform will provide Regions the opportunity to in-source servicing on our current large-ticket agency production.

Business Lines

Agency Lending(1)	Non-Agency Lending(2)	Servicing
Multi-Family Freddie Mac / Fannie Mae	CMBS: Multi-Family, Office, Industrial, Retail, Storage	~$5B UPB of servicing book(2)

Agency Licenses

	Regions	Sabal
Freddie Mac SBL		✓
Fannie Mae Small Loan		✓
Freddie Mac CME	✓	✓
HUD	✓	
Fannie Mae DUS	✓	
Ginnie Mae	✓	
Fannie Mae/ Freddie Mac Affordable	✓	

REGIONS 66

(1) Expected average holding periods on the company's balance sheet ~20 days. (2) Expected average holding periods on the company's balance sheet ~50-60 days for CMBS. (2) As of 08/31/21

67 APPENDIX

68 Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance • Metrics for incentive compensation Non-GAAP information

69 Non-GAAP reconciliation Core net interest income and adjusted net interest margin Quarter-ended 9/30/2021 6/30/2021 Net interest income (FTE) (GAAP) $ 976 $ 975 Impact of SBA PPP loans (31) (43) Impact of excess cash (3) (3) Core net interest income (FTE) (non-GAAP) $ 942 $ 929 Net interest margin (FTE) (GAAP) 2.76% 2.81 % Impact of SBA PPP loans (0.05) % (0.05) % Impact of excess cash 0.59% 0.55 % Adjusted net interest margin (FTE) (non-GAAP) 3.30% 3.31 % NM - Not Meaningful

Non-GAAP reconciliation

Adjusted average loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	3Q21	2Q21	1Q21	4Q20	3Q20	3Q21 vs. 2Q21		3Q21 vs. 3Q20	
	Average Balances								
Commercial and industrial	$ 41,892	$ 43,140	$ 42,816	$ 43,889	$ 46,405	$ (1,248)	(2.9)%	$ (4,513)	(9.7)%
Add: Commercial loans held for sale reclassified to the portfolio	—	138	231	3	—	(138)	(100.0)%	—	NM
Less: SBA PPP Loans	2,138	3,901	3,798	4,143	4,558	(1,763)	(45.2)%	(2,420)	(53.1)%
Adjusted commercial and industrial loans (non-GAAP)	$ 39,754	$ 39,377	$ 39,249	$ 39,749	$41,847	$ 377	1.0 %	$ (2,093)	(5.0)%
Total commercial loans	$ 47,574	$ 48,774	$ 48,494	$ 49,597	$ 52,221	$ (1,200)	(2.5)%	$ (4,647)	(8.9)%
Add: Commercial loans held for sale reclassified to the portfolio	—	138	231	3	—	(138)	(100.0)%	—	NM
Less: SBA PPP Loans	2,138	3,901	3,798	4,143	4,558	(1,763)	(45.2)%	(2,420)	(53.1)%
Adjusted total commercial loans (non-GAAP)	$ 45,436	$ 45,011	$ 44,927	$ 45,457	$47,663	$ 425	0.9 %	$ (2,227)	(4.7)%
Total business loans	$ 54,885	$ 56,056	$ 55,716	$ 57,045	$ 59,519	$ (1,171)	(2.1)%	$ (4,634)	(7.8)%
Add: Commercial loans held for sale reclassified to the portfolio	—	138	231	3	—	(138)	(100.0)%	—	NM
Less: SBA PPP Loans	2,138	3,901	3,798	4,143	4,558	(1,763)	(45.2)%	(2,420)	(53.1)%
Adjusted total business loans (non-GAAP)	$ 52,747	$ 52,293	$ 52,149	$ 52,905	$54,961	$ 454	0.9 %	$ (2,214)	(4.0)%
Total consumer loans	$ 28,465	$ 28,495	$ 29,039	$ 29,619	$ 29,851	$ (30)	(0.1)%	$ (1,386)	(4.6)%
Less: Indirect—other consumer exit portfolio	806	909	1,034	1,164	1,318	(103)	(11.3)%	(512)	(38.8)%
Less: Indirect—vehicles	557	690	850	1,023	1,223	(133)	(19.3)%	(666)	(54.5)%
Adjusted total consumer loans (non-GAAP)	$ 27,102	$ 26,896	$ 27,155	$ 27,432	$ 27,310	$ 206	0.8 %	$ (208)	(0.8)%
Total loans	$ 83,350	$ 84,551	$ 84,755	$ 86,664	$ 89,370	$ (1,201)	(1.4)%	$ (6,020)	(6.7)%
Add: Commercial loans held for sale reclassified to the portfolio	—	138	231	3	—	(138)	(100.0)%	—	NM
Less: SBA PPP Loans	2,138	3,901	3,798	4,143	4,558	(1,763)	(45.2)%	(2,420)	(53.1)%
Less: Indirect—other consumer exit portfolio	806	909	1,034	1,164	1,318	(103)	(11.3)%	(512)	(38.8)%
Less: Indirect—vehicles	557	690	850	1,023	1,223	(133)	(19.3)%	(666)	(54.5)%
Adjusted total loans (non-GAAP)	$ 79,849	$ 79,189	$ 79,304	$ 80,337	$82,271	$ 660	0.8 %	$ (2,422)	(2.9)%

NM - Not Meaningful

REGIONS 70

71 Non-GAAP reconciliation Adjusted full year average loans Average Balance Twelve Months Ended ($ amounts in millions) December 31, 2020 Total Loans $ 87,813 Add: Commercial loans held for sale reclassified to the portfolio 1 Less: SBA PPP Loans 2,986 Less: Indirect—other consumer exit portfolio 1,417 Less: Indirect—vehicles 1,341 Adjusted total loans (non-GAAP) $ 82,070 NM - Not Meaningful

Non-GAAP reconciliation

Adjusted ending loans

GENERATING Consistent Sustainable Long-term Performance

	As of								
						9/30/2021 vs. 6/30/2021		9/30/2021 vs. 9/30/2020	
($ amounts in millions)	**9/30/2021**	6/30/2021	3/31/2021	12/31/2020	9/30/2020				
Commercial and industrial	**$ 41,748**	$ 42,628	$ 43,241	$ 42,870	$ 45,199	$ (880)	(2.1)%	$ (3,451)	(7.6)%
Add: Commercial loans held for sale reclassified to the portfolio	**—**	—	210	239	—	—	NM	—	NM
Less: SBA PPP Loans	**1,536**	2,948	4,317	3,624	4,594	(1,412)	(47.9)%	(3,058)	(66.6)%
Adjusted commercial and industrial loans (non-GAAP)	**$ 40,212**	**$ 39,680**	**$ 39,134**	**$ 39,485**	**$ 40,605**	$ 532	1.3 %	$ (393)	(1.0)%
Total commercial loans	**$ 47,446**	$ 48,254	$ 48,869	$ 48,575	$ 50,955	$ (808)	(1.7)%	$ (3,509)	(6.9)%
Add: Commercial loans held for sale reclassified to the portfolio	**—**	—	210	239	—	—	NM	—	NM
Less: SBA PPP Loans	**1,536**	2,948	4,317	3,624	4,594	(1,412)	(47.9)%	(3,058)	(66.6)%
Adjusted total commercial loans (non-GAAP)	**$ 45,910**	**$ 45,306**	**$ 44,762**	**$ 45,190**	**$ 46,361**	$ 604	1.3 %	$ (451)	(1.0)%
Total business loans	**$ 54,758**	$ 55,502	$ 56,091	$ 55,838	$ 58,537	$ (744)	(1.3)%	$ (3,779)	(6.5)%
Add: Commercial loans held for sale reclassified to the portfolio	**—**	—	210	239	—	—	NM	—	NM
Less: SBA PPP Loans	**1,536**	2,948	4,317	3,624	4,594	(1,412)	(47.9)%	(3,058)	(66.6)%
Adjusted total business loans (non-GAAP)	**$ 53,222**	**$ 52,554**	**$ 51,984**	**$ 52,453**	**$ 53,943**	$ 668	1.3 %	$ (721)	(1.3)%
Total consumer loans	**$ 28,512**	$ 28,572	$ 28,664	$ 29,428	$ 29,822	$ (60)	(0.2)%	$ (1,310)	(4.4)%
Less: Indirect—other consumer exit portfolio	**760**	858	971	1,101	1,240	(98)	(11.4)%	(480)	(38.7)%
Less: Indirect—vehicles	**500**	621	768	934	1,120	(121)	(19.5)%	(620)	(55.4)%
Adjusted total consumer loans (non-GAAP)	**$ 27,252**	**$ 27,093**	**$ 26,925**	**$ 27,393**	**$ 27,462**	$ 159	0.6 %	$ (210)	(0.8)%
Total loans	**$ 83,270**	$ 84,074	$ 84,755	$ 85,266	$ 88,359	$ (804)	(1.0)%	$ (5,089)	(5.8)%
Add: Commercial loans held for sale reclassified to the portfolio	**—**	—	210	239	—	—	NM	—	NM
Less: SBA PPP Loans	**1,536**	2,948	4,317	3,624	4,594	(1,412)	(47.9)%	(3,058)	(66.6)%
Less: Indirect—other consumer exit portfolio	**760**	858	971	1,101	1,240	(98)	(11.4)%	(480)	(38.7)%
Less: Indirect—vehicles	**500**	621	768	934	1,120	(121)	(19.5)%	(620)	(55.4)%
Adjusted ending total loans (non-GAAP)	**$ 80,474**	**$ 79,647**	**$ 78,909**	**$ 79,846**	**$ 81,405**	$ 827	1.0 %	$ (931)	(1.1)%

NM - Not Meaningful

REGIONS 72

73 Non-GAAP reconciliation Non-interest expense Year Ended December 31 ($ amounts in millions) 2020 2019 2018 2017 2016 Non-interest expense (GAAP) $ 3,643 $ 3,489 $ 3,570 $ 3,491 $ 3,483 Adjustments: Contribution to Regions Financial Corporation foundation (10) — (60) (40) — Professional, legal and regulatory expenses (7) — — — (3) Branch consolidation, property and equipment charges (31) (25) (11) (22) (58) Expenses associated with residential mortgage loan sale — — (4) — — Loss on early extinguishment of debt (22) (16) — — (14) Salary and employee benefits—severance charges (31) (5) (61) (10) (21) Acquisition Expense (1) — — — — Adjusted non-interest expense (non-GAAP) $ 3,541 $ 3,443 $ 3,434 $ 3,419 $ 3,387

74 Non-GAAP reconciliation ACL/Loans excluding PPP As of ($ amounts in millions) 9/30/2021 6/30/2021 3/31/2021 12/31/2020 9/30/2020 Total Loans $ 83,270 $ 84,074 $ 84,755 $ 85,266 $ 88,359 Less: SBA PPP Loans 1,536 2,948 4,317 3,624 4,594 Loans excluding PPP, net (non- GAAP) $ 81,734 $ 81,126 $ 80,438 $ 81,642 $ 83,765 ACL at period end $ 1,499 $ 1,684 $ 2,068 $ 2,293 $ 2,425 Less: SBA PPP Loans' ACL $ 2 $ 3 $ 3 $ 1 $ — ACL excluding PPP Loans' ACL (non-GAAP) $ 1,497 $ 1,681 $ 2,065 $ 2,292 $ 2,425 ACL/Loans excluding PPP, net (non-GAAP) 1.83% 2.07% 2.57% 2.81% 2.90%

Non-GAAP reconciliation

Pre-tax pre-provision income (PPI)

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	Quarter Ended								
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	3Q21 vs. 2Q21		3Q21 vs. 3Q20	
Net income (loss) available to common shareholders (GAAP)	$ 624	$ 748	$ 614	$ 588	$ 501	$ (124)	(16.6)%	$ 123	24.6 %
Preferred dividends and other (GAAP)[(1)]	27	42	28	28	29	(15)	(35.7)%	(2)	(6.9)%
Income tax expense (benefit) (GAAP)	180	231	180	121	104	(51)	(22.1)%	76	73.1 %
Income (loss) before income taxes (GAAP)	831	1,021	822	737	634	(190)	(18.6)%	197	31.1 %
Provision for (benefit from) credit losses (GAAP)	(155)	(337)	(142)	(38)	113	182	54.0 %	(268)	(237.2)%
Pre-tax pre-provision income (non-GAAP)	676	684	680	699	747	(8)	(1.2)%	(71)	(9.5)%
Other adjustments:									
Securities (gains) losses, net	(1)	(1)	(1)	—	(3)	—	— %	2	66.7 %
Gains on equity investment	—	—	(3)	(6)	(44)	—	NM	44	100.0 %
Leveraged lease termination gains, net	(2)	—	—	—	—	(2)	NM	(2)	NM
Bank-owned life insurance	—	(18)	—	(25)	—	18	100.0 %	—	NM
Salaries and employee benefits—severance charges	—	2	3	26	2	(2)	(100.0)%	(2)	(100.0)%
Branch consolidation, property and equipment charges	—	—	5	7	3	—	NM	(3)	(100.0)%
Contribution to the Regions Financial Corporation foundation	—	1	2	10	—	(1)	(100.0)%	—	NM
Loss on early extinguishment of debt	20	—	—	14	2	20	NM	18	NM
Total other adjustments	17	(16)	6	26	(40)	33	206.3 %	57	142.5 %
Adjusted pre-tax pre-provision income (non-GAAP)	$ 693	$ 668	$ 686	$ 725	$ 707	$ 25	3.7 %	$ (14)	(2.0)%

NM - Not Meaningful

(1) The second quarter 2021 amount includes $13 million of Series A preferred stock issuance costs, which reduced net income available to common shareholders when the shares were redeemed during the second quarter of 2021. Management does not consider this $13 million to be indicative of the company's performance and believes excluding it will assist investors in analyzing its results and in predicting future performance.

NM - Not Meaningful

REGIONS 75

Non-GAAP reconciliation

NII, non-interest income/expense, and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		Quarter Ended 9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	3Q21 vs. 2Q21		3Q21 vs. 3Q20		Year Ended 12/31/2020
Non-interest expense (GAAP)	A	$ 938	$ 898	$ 928	$ 987	$ 896	$ 40	4.5 %	$ 42	4.7 %	$ 3,643
Adjustments:											
Contribution to the Regions Financial Corporation foundation		—	(1)	(2)	(10)	—	1	100.0	—	NM	(10)
Branch consolidation, property and equipment charges		—	—	(5)	(7)	(3)	—	NM	3	100.0 %	(31)
Salary and employee benefits—severance charges		—	(2)	(3)	(26)	(2)	2	100.0 %	2	100.0 %	(31)
Loss on early extinguishment of debt		(20)	—	—	(14)	(2)	(20)	NM	(18)	NM	(22)
Adjusted non-interest expense (non-GAAP)	B	$ 918	$ 895	$ 918	$ 930	$ 889	$ 23	2.6 %	$ 29	3.3 %	$ 3,541
Net interest income (GAAP)	C	$ 965	$ 963	$ 967	$ 1,006	$ 988	$ 2	0.2 %	-23	(2.3)%	$ 3,894
Taxable-equivalent adjustment		11	12	11	11	12	(1)	(8.3)%	(1)	(8.3)%	48
Net interest income, taxable-equivalent basis	D	$ 976	$ 975	$ 978	$ 1,017	$ 1,000	$ 1	0.1 %	$ (24)	(2.4)%	$ 3,942
Non-interest income (GAAP)	E	649	619	641	680	655	30	4.8 %	(6)	(0.9)%	2,393
Adjustments:											
Securities (gains) losses, net		(1)	(1)	(1)	—	(3)	—	— %	2	66.7 %	(4)
Gains on equity investment		—	—	(3)	(6)	(44)	—	NM	44	100.0 %	(50)
Leveraged lease termination gains		(2)	—	—	—	—	(2)	NM	(2)	NM	(2)
Bank-owned life insurance		—	(18)	—	(25)	—	18	100.0 %	—	NM	(25)
Adjusted non-interest income (non-GAAP)	F	$ 646	$ 600	$ 637	$ 649	$ 608	46	7.67 %	38	6.3 %	$ 2,312
Total revenue	C+E=G	$ 1,614	$ 1,582	$ 1,608	$ 1,686	$ 1,643	$ 32	2.0 %	$ (29)	(1.8)%	$ 6,287
Adjusted total revenue (non-GAAP)	C+F=H	$ 1,611	$ 1,563	$ 1,604	$ 1,655	$ 1,596	$ 48	3.1 %	$ 15	0.9 %	$ 6,206
Total revenue, taxable-equivalent basis	D+E=I	$ 1,625	$ 1,594	$ 1,619	$ 1,697	$ 1,655	$ 31	1.9 %	$ (30)	(1.8)%	$ 6,335
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$ 1,622	$ 1,575	$ 1,615	$ 1,666	$ 1,608	$ 47	3.0 %	$ 14	0.9 %	$ 6,254
Efficiency ratio (GAAP)	A/I	57.7 %	56.4 %	57.3 %	58.1 %	54.1 %					
Adjusted efficiency ratio (non-GAAP)	B/J	56.6 %	56.9 %	56.8 %	55.8 %	55.3 %					
Fee income ratio (GAAP)	E/I	40.0 %	38.8 %	39.6 %	40.1 %	39.6 %					
Adjusted fee income ratio (non-GAAP)	F/J	39.8 %	38.1 %	39.4 %	38.9 %	37.8 %					

NM - Not Meaningful

REGIONS 76

77 Forward-Looking Statements This presentation may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors. • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the recent change in U.S. presidential administration and control of the U.S. Congress, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders. Forward-looking statements

78 • Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. • Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. • The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. • The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. • Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses. • Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives. • The risks and uncertainties related to our acquisition or divestiture of businesses, including our recently completed acquisition of EnerBank and risks related to such acquisition, including that the expected synergies, cost savings and other financial or other benefits may not be realized within the expected timeframes, or might be less than projected; difficulties in integrating the business; and the inability of Regions to effectively cross-sell products to EnerBank’s customers; as well as our pending acquisition of Sabal and risks related to such acquisition, including delays in closing the transaction; that the expected synergies, cost savings, and other financial or other benefits of the transaction might not be realized within the expected timeframes, or might be less than projected; and difficulties in integrating Sabal’s business. • The success of our marketing efforts in attracting and retaining customers. • Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. • Fraud or misconduct by our customers, employees or business partners. • Any inaccurate or incomplete information provided to us by our customers or counterparties. • Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. • Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms. • The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. • The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses. • The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. • Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. • Our ability to achieve our expense management initiatives. Forward-looking statements (continued)

79 • Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. • Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. • The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. • The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. • Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders. • Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. • Other risks identified from time to time in reports that we file with the SEC. • Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. • The effects of any damage to our reputation resulting from developments related to any of the items identified above. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses, operations, and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any resurgences), actions taken by governmental authorities in response to the pandemic and their success, the effectiveness and acceptance of any vaccines, and the direct and indirect impact of the pandemic on our customers, third parties and us. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551. Forward-looking statements (continued)

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